Exhibit 10.1

EXECUTION VERSION

TERM LOAN AGREEMENT

Dated as of July 1, 2016

among

AGREE LIMITED PARTNERSHIP,

as the Borrower,

CAPITAL ONE, NATIONAL ASSOCIATION,

as Administrative Agent,

and

The other Lenders Party Hereto

CAPITAL ONE, NATIONAL ASSOCIATION,

as

Sole Lead Arranger and Sole Bookrunner

 i

SCHEDULES

1.01(A)	Term Loan Commitments
1.01(B)	Guarantors
6.05	Material Indebtedness and Other Liabilities
6.06	Litigation
6.08	Existing Liens
6.09	Environmental Matters
6.13	Subsidiaries; Other Equity Investments; Equity Interests
6.17	Loan Parties’ Taxpayer Identification Numbers
6.19	Initial Unencumbered Pool Properties
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of

A	Term Loan Notice
B	Term Note
C	Compliance Certificate
D	Assignment and Assumption
E	Unencumbered Pool Report

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (this “Agreement”) is entered into as of July 1, 2016 by and among AGREE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Borrower”), each of the Loan Parties from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and CAPITAL ONE, NATIONAL ASSOCIATION, as Administrative Agent, with CAPITAL ONE, NATIONAL ASSOCIATION as Sole Lead Arranger and Sole Bookrunner.

The Administrative Agent and the Lenders desire to make available to the Borrower a 7-year term loan facility in the initial amount of $40,000,000 on the terms and conditions contained herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted EBITDA” means EBITDA for the Consolidated Group for the most recently ended period of four fiscal quarters minus the aggregate Annual Capital Expenditure Adjustment.

“Adjusted Eurodollar Rate” means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate obtained by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted Eurodollar Rate on the date on which such change in such maximum rate becomes effective.

“Administrative Agent” means Capital One in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Eurodollar Rate Loan” has the meaning specified in Section 3.02.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Annual Capital Expenditure Adjustment” means for all Properties, an amount equal to (i) $0.10 multiplied by (ii) the aggregate net rentable area (determined on a square feet basis) of all Properties multiplied by (iii) the number of days in such period divided by (iv) 365.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of (a) the aggregate outstanding principal amount of the Term Loans represented by (b) the outstanding principal amount of such Lender’s Term Loans at such time, subject to adjustment as provided in Section 2.18.

“Applicable Rate” means the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Level	Leverage Ratio	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
1	< 40%	1.65%	0.65%

2	≥ 40% but < 45%	1.75%	0.75%

3	≥ 45% but < 50%	1.90%	0.90%

4	≥ 50% but < 55%	2.05%	1.05%

5	≥ 55%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the fifth Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect as of the Closing Date shall be determined based upon Pricing Level 1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” mean Capital One, National Association, in its capacity as sole lead arranger and sole bookrunner for the Term Loan Facility.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.

“Base Rate” for any day, a rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the Prime Rate for such day and (c) the Eurodollar Rate for a one month Interest Period plus 1.0%. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate. For purposes of this definition, the Eurodollar Rate referred to above shall be the rate for deposits in U.S. dollars for a one-month period in the London interbank market, as determined by Administrative Agent based on quotes or other information available to it, and shall not be required to be determined strictly in accordance with the requirements of the definition of “Eurodollar Rate” and the notice and other provisions applicable thereto as set forth herein.

“Base Rate Loan” means a Loan (or portion thereof) that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing consisting of simultaneous Term Loans and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located or the State of New York, and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital One” means Capital One, National Association and its successors.

“Capitalization Rate” means (i) 7.25% for any single or multiple tenant buildings leased to tenants all of which have Investment Grade Ratings, but only to the extent that all such tenants maintain Investment Grade Ratings; and (ii) 8.50% for all other properties.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or a United States Governmental Authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)          during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)          the Parent fails at any time to own, directly or indirectly, at least 75% of the Equity Interests of the Borrower, free and clear of all Liens; or

(d)          the Borrower fails at any time to own, directly or indirectly, 99% of the Equity Interests of each other Loan Party, free and clear of all Liens.

“Closing Date” means the first date on which all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01(a).

“Code” means the Internal Revenue Code of 1986.

“Comparable Credit Facility” means any agreement that evidences Unsecured Indebtedness which contains (a) restrictions on Contractual Obligations of the types set forth in Section 8.08, (b) restrictions on activities of Subsidiaries of the types referred to in clause (b) of the definition of Eligible Property and (c) a negative pledge and restrictions of the type referred to in clause (d) of the definition of Eligible Property, in each case, that are not more restrictive than the corresponding provisions of this Agreement.

“Compliance Certificate” means a certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent substantially in the form of Exhibit C.

“Consolidated Group” means the Loan Parties and their consolidated Subsidiaries, as determined in accordance with GAAP.

“Construction in Progress” means each Property that is either (a) new ground up construction which has commenced or is intended to be under construction within twelve (12) months or (b) under renovation in which (i) greater than thirty percent (30%) of the square footage of such Property is unavailable for occupancy due to renovation and (ii) no rents are being paid on such square footage. A Property will cease to be classified as “Construction in Progress” on the earlier to occur of (A) with respect to a multi-tenant Property, the time that such Property has an occupancy rate of greater than seventy-five percent (75%) from tenants occupying such Property and paying rent, or (B) one hundred eighty (180) days after completion of construction or renovation of such Property or (C) with respect to a single-tenant Property, rent commences from the tenant occupying such Property, as applicable.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means (a) the Borrower, each of the Borrower’s Subsidiaries and each Guarantor and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person means the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2.0% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Term Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations, (d) has assigned all or any portion of its Term Loan Commitment or Term Loans, as applicable, in breach of Section 11.06, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“EBITDA” means for the Consolidated Group, without duplication, the sum of (a) Net Income of the Consolidated Group, in each case, excluding (i) any non-recurring or extraordinary gains and losses for such period, (ii) any income or gain and any loss in each case resulting from early extinguishment of indebtedness and (iii) any net income or gain or any loss resulting from a swap or other derivative contract (including by virtue of a termination thereof), plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization, all determined in accordance with GAAP for the prior four quarters and (iv) adjustments as a result of the straight lining of rents, all as determined in accordance with GAAP, plus (c) the Consolidated Group’s pro rata share of the above attributable to interests in Unconsolidated Affiliates.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b)(iii) and 11.06(b)(v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including the following: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the date of the Term Loan Facility documentation; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights.

“Eligible Property” means a Property that meets and continues to satisfy each of the following criteria:

(a)          such Property must be a retail property and owned in fee simple, or leased under an Eligible Ground Lease, entirely by the Borrower or a Subsidiary Guarantor;

(b)          the Loan Party that owns or leases such Property must be wholly-owned, directly or indirectly, by the Borrower (or be a Subsidiary of the Borrower that is controlled exclusively by the Borrower and/or one or more wholly-owned Subsidiaries of the Borrower, including control over operating activities of such Subsidiary and the ability of such Subsidiary to dispose of, pledge or otherwise encumber assets, incur, repay and prepay debt, provide guarantees and pay dividends and distributions in each case without any requirement for the consent of any other party or entity other than the Lenders as required hereunder; provided that restrictions on the foregoing activities may also be provided in a Comparable Credit Facility);

(c)          the Loan Party that owns or leases such Property and such Property itself must be located in the United States;

(d)          neither such Property, nor if such Property is owned by a Subsidiary of the Borrower, any of the Parent’s or the Borrower’s direct or indirect ownership in such Subsidiary, may be subject to any Liens (other than Permitted Liens (excluding Liens of the type described in clause (f) of the definition of “Permitted Liens”)), negative pledges and/or encumbrances or any restrictions on the ability of the relevant Loan Party to transfer or encumber such Property or income therefrom, or ownership interests in such Subsidiary, or proceeds of such property or ownership interests (other than the negative pledge and restrictions hereunder and a negative pledge and restrictions set forth in the loan documents with respect to any other Comparable Credit Facility);

(e)          such Property may not be subject to title, survey, environmental or other defects, except for title, survey, environmental or other defects that do not materially detract from the value of such Property or materially interfere with the ordinary conduct of the business of the applicable Person;

(f)          the Loan Party that owns or leases such Property may not incur or otherwise be liable for any Indebtedness other than the Obligations, trade payables and other Indebtedness permitted to be incurred by Loan Parties hereunder; and

(g)          the Loan Party that owns or leases such Property must satisfy the requirements of Section 7.14(a).

If a Property which the Borrower wants to have included as an Eligible Property does not satisfy the requirements of an Eligible Property, then the Borrower shall so notify the Administrative Agent in writing and shall provide to the Administrative Agent a description of all the above-listed criteria that such Property does not meet, historical operating statements and such other Property level diligence materials as the Administrative Agent may reasonably request. The Administrative Agent shall promptly make available to each Lender the items delivered by the Borrower pursuant to the preceding sentence and request that the Lenders determine whether such Property shall be included as an Eligible Property. No later than 10 Business Days after the date on which a Lender has been provided with such request and all of such items, such Lender shall notify the Administrative Agent in writing whether or not such Lender approves that such Property be included as an Eligible Property (which approval shall not be unreasonably withheld, conditioned or delayed). If a Lender fails to give such notice within such time period, such Lender shall be deemed to have not approved of the inclusion of such Property as an Eligible Property. If the Required Lenders have approved such Property being included as an Eligible Property, then such Property shall become an Eligible Property. The provisions of this paragraph shall be subject to Section 11.01(b)(i)(y).

“Engagement Letters” means the (x) letters dated June 16, 2016, between the Borrower and Capital One and (y) letters dated June 2016 between the Borrower and Raymond James Bank, N.A.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (b) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan, or that such filing may be made, or any determination that any Plan is, or is reasonably expected to be, in at-risk status under Title IV of ERISA; (c) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (d) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (e) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (f) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (g) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (h) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, for any Eurodollar Rate Loan for any Interest Period therefor, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Eurodollar Rate Loan for any Interest Period therefor, the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period. If for any reason the LIBOR Screen Rate shall not be available at such time for a period equal in length to such Interest Period, then the Eurodollar Rate shall be an interpolated rate as determined by the Administrative Agent at such time to be the rate at which Capital One or one of its affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant Eurodollar Rate Loan and having a maturity equal to such Interest Period. Except with respect to any portion of a Eurodollar Rate Loan which the Borrower has notified the Administrative Agent in writing is subject to a Swap Contract entered into for the purpose of hedging interest rate risk, if the Eurodollar Rate determined as provided above would be less than zero, then the Eurodollar Rate shall be deemed to be zero. Notwithstanding the above, if the “Eurodollar Rate” is used in connection with a Base Rate Loan, such rate shall be determined as modified by the definition of Base Rate.

“Eurodollar Rate Loan” means a Term Loan (or portion thereof) that bears interest at a rate based on the Eurodollar Rate (other than a Base Rate Loan during any period that the Base Rate is determined pursuant to clause (c) of the definition of “Base Rate”).

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Subsidiary” means (a) any Subsidiary of the Borrower (i) holding title to assets that are or are to become collateral for any Secured Indebtedness of such Subsidiary and (ii) that is prohibited from Guaranteeing the Indebtedness of the Borrower, in each case, pursuant to (x) any document, instrument, or agreement evidencing or that will evidence such Secured Indebtedness or (y) any provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness or (b) any Subsidiary that is not a wholly-owned Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or 3.01(c) and (e) any U.S. federal withholding taxes imposed by FATCA.

“Existing Credit Agreement” means that certain Revolving Credit and Term Loan Agreement dated July 21, 2014, among the Borrower, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders party thereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/32 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, provided that if such day is not a Business Day, the Federal Funds Rate for the immediately preceding Business Day shall be applicable, as determined by Administrative Agent, or such other commercial bank as selected by Administrative Agent.

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Fixed Charges” means for the Consolidated Group, without duplication, the sum of (a) Interest Expense, plus (b) scheduled principal payments, exclusive of balloon payments, plus (c) dividends and distributions on preferred stock, if any, plus (d) the Consolidated Group’s pro rata share of the above attributable to interests in Unconsolidated Affiliates, all for the most recently ended period of four fiscal quarters.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to the immediately prior twelve month period, the Consolidated Group’s net income (or loss), plus depreciation, amortization and impairment charges on depreciable real estate assets and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided. Notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, the Borrower’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, and (b) net income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock, (iv) non-cash charges, or (v) non-recurring charges.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. The term “Guarantee” shall not include limited guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability.

“Guarantors” means, collectively, Parent and each Subsidiary Guarantor, and “Guarantor” means any one of the Guarantors. The initial Guarantors are listed on Schedule 1.01(B).

“Guaranty” means the Guaranty executed by each by the Parent and each Subsidiary Guarantor in favor of Administrative Agent, for the benefit of the Lenders, in form and substance acceptable to Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means a Subsidiary the fair market value of whose assets is less than $10,000.

“Indebtedness” means, for the Consolidated Group, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          all direct or contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)          net obligations under any Swap Contract;

(d)          all obligations to pay the deferred purchase price of property or services;

(e)          capital leases, Synthetic Lease Obligations and Synthetic Debt;

(f)          all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference, plus accrued and unpaid dividends;

(g)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property (including indebtedness arising under conditional sales or other title retention agreements) whether or not such indebtedness has been assumed by the grantor of the Lien or is limited in recourse; and

(h)          all Guarantees in respect of any of the foregoing (except for Guarantees of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability).

For all purposes hereof, Indebtedness shall include the Consolidated Group’s pro rata share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Expense” means, without duplication, total interest expense of the Consolidated Group determined in accordance with GAAP (including for the avoidance of doubt capitalized interest and interest expense attributable to the Consolidated Group’s ownership interests in Unconsolidated Affiliates), all for the most recently ended period of four fiscal quarters.

“Interest Payment Date” means, (a) as to any Term Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Term Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first day of each calendar month and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed, converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or such other period as the Administrative Agent in its sole discretion may allow the Borrower to select; provided, that such period is available from all of the Lenders), as selected by the Borrower in the applicable Term Loan Notice; provided, that:

(i)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)        no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit; provided that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, and (ii) Guarantees of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability.

“Investment Grade Rating” means a Credit Rating of BBB-/Baa3/BBB- (or the equivalent) or higher from a Rating Agency.

“IRS” means the United States Internal Revenue Service.

“Laws” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Total Indebtedness to (b) Total Asset Value.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Term Loan.

“Loan Documents” means this Agreement, each Term Note, the Engagement Letters, and the Guaranty.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Parent or the Borrower and its Subsidiaries, taken as a whole; (B) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of the Borrower and the Loan Parties taken as a whole to perform their obligations under any Loan Documents; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Documents to which it is a party.

“Material Subsidiary” means one or more Subsidiaries, individually or in the aggregate, having assets equal to or greater than $30,000,000 in value.

“Maturity Date” means July 1, 2023 or, if such day is not a Business Day, the immediately preceding Business Day.

“Metropolitan Statistical Area” means a Metropolitan Statistical Area as listed in Budget Bulletin No. 09-01 issued by the Executive Office of the President of the United States of America, Office of Management and Budget.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means the net income (or loss) of the Consolidated Group for the subject period; provided, however that Net Income shall exclude (a) extraordinary gains and extraordinary losses for such period, (b) the net income of any subsidiary of the Parent during such period to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or law applicable to such subsidiary during such period, except that the Parent’s equity in any net loss of any such subsidiary for such period shall be included in determining Net Income, (c) any income (or loss) for such period of any Person if such Person is not a subsidiary of the Parent, except that the Parent’s equity in the net income of any such Person for such period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent or a subsidiary thereof as a dividend or other distribution (and in the case of a dividend or other distribution to a subsidiary of the Parent, such subsidiary is not precluded from further distributing such amount to the Parent as described in clause (b) of this proviso), and (d) rental or other income from (i) any lease in respect of real property to tenants in any proceedings under any Debtor Relief Laws during the subject period that was not paid on the date rent was due to be paid by such tenant taking into account any applicable grace or cure period provided for by the terms of such lease, (ii) any lease in respect of real property to tenants in any proceedings under any Debtor Relief Laws that did not physically occupy such real property during the entirety of such period, and (iii) any leases in respect of real property to tenants, which leases have been rejected in any proceeding under Debtor Relief Laws during the subject period. To the extent that more than ten (10%) of Net Income would be attributable to any rental or other income received from tenants in any proceedings under any Debtor Relief Laws, the Net Income of which is not already excluded in determining the Net Income under the immediately clause (d), such excess shall be excluded from the Net Income.

“Net Operating Income” means for any real property and for any period, an amount equal to the following (without duplication): (a) the aggregate gross revenues from the operations of such real property during such period (exclusive of any rental or other income from (i) any lease in respect of such real property to tenants in any proceedings under any Debtor Relief Laws during the subject period that was not paid on the date rent was due to be paid by such tenant taking into account any applicable grace or cure period provided for by the terms of such lease, (ii) any lease in respect of such real property to tenants in any proceedings under any Debtor Relief Laws that did not physically occupy such real property during the entirety of such period, and (iii) any leases in respect of such real property to tenants, which leases have been rejected in any proceeding under Debtor Relief Laws during the subject period), plus (b) the aggregate gross revenues from any ground leases, minus (c) the sum of (i) all expenses and other proper charges incurred in connection with the operation of such real property during such period (including accruals for real estate taxes and insurance and an amount equal to the greater of (x) 3% of rents and (y) actual management fees paid in cash, but excluding capital expenditures, debt service charges, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP minus (d) the Annual Capital Expenditure Adjustment.

“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Non-U.S. Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” means a Term Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. For the avoidance of doubt, “Obligations” shall not include any obligations or liabilities under any Swap Contract.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means Agree Realty Corporation, a Maryland corporation.

“Participant” has the meaning specified in Section 11.06(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Distributions” means (a) for Parent for any fiscal year of Parent, Restricted Payments in an amount not to exceed in the aggregate the greater of (i) 95% of Funds From Operations, calculated on a trailing twelve month basis, and (ii) the amount of Restricted Payments required to be paid by the Parent in order for it to (x) maintain its REIT status for federal or state income tax purposes and (y) avoid the payment of federal or state income or excise tax; provided, however that (1) during an Event of Default under Section 9.01(a), Restricted Payments by the Parent shall only be permitted up to the minimum amount needed to maintain the REIT status as a REIT for federal and state income tax purposes, and (2) notwithstanding the preceding clause (1), no Restricted Payments will be permitted following acceleration of amounts owing hereunder or during the existence of an Event of Default under Section 9.01(h).

“Permitted Liens” means, with respect to any asset or property of a Person:

(a)          Liens for taxes, assessments, charges and levies imposed by any Governmental Authority (excluding any Lien imposed under ERISA or pursuant to any Environmental Laws), in each case, not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(c)          pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(d)          deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          easements, rights-of-way, restrictions, leases, occupancy agreements and other similar encumbrances arising in the ordinary course of business affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(f)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(j).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five-year period immediately following the latest date on which the Borrower or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Platform” has the meaning specified in Section 7.02.

“Prime Rate” means the rate of interest from time to time announced by Capital One at its principal office as its prime commercial lending rate, it being understood that such prime commercial rate is a reference rate and does not necessarily represent the lowest or best rate being charged by Capital One to any customer and such rate is set by Capital One based upon various factors including Capital One’s costs and desired return, general economic conditions and other factors. Any change in such prime rate announced by Capital One shall take effect at the opening of business on the day specified in the announcement of such change.

“Property” means any Real Property which is owned, directly or indirectly, by a Loan Party.

“Property Owners” means, collectively, each Subsidiary which owns an Unencumbered Pool Property, and “Property Owner” means any one of the Property Owners.

“Public Lender” has the meaning specified in Section 7.02.

“Rating Agency” means S&P, Moody’s or Fitch.

“Real Property” of any Person means all of the right, title, and interest of such Person in and to land, improvements, and fixtures.

“Recourse Indebtedness” means Indebtedness for borrowed money (other than any Loan) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability) is to any Loan Party.

“Register” has the meaning specified in Section 11.06(c).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Compliance Event” means that any Covered Entity, or in the case of a Shareholder Covered Entity, a Responsible Officer of either the Borrower or the Parent obtains actual knowledge that such Shareholder Covered Entity, becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Required Lenders” means, as of any date of determination, Lenders having at least 66-2/3% of the aggregate outstanding principal amount of the Term Loans; provided that the Term Loans of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, chairman of the board, chief financial officer or president, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the stockholders, partners or members of Borrower, Parent or any Subsidiary (or the equivalent Person thereof).

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means for any Person, Indebtedness of such Person that is secured by a Lien.

“Secured Recourse Indebtedness” means for any Person, Recourse Indebtedness of such Person that is secured by a Lien.

“Shareholder Covered Entity” means any Person that is a Covered Person solely because such Person owns Equity Interests in the Parent.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, as of any date, a Subsidiary of the Borrower that is a party to the Guaranty.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Net Worth” means for the Consolidated Group as of any date of determination, (a) total equity on a consolidated basis determined in accordance with GAAP, minus (b) all intangible assets on a consolidated basis determined in accordance with GAAP plus (c) all depreciation determined in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01.

“Term Loan Commitment” means, as to a Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01, in the principal amount set forth opposite such Lender’s name on Schedule 1.01(A) as its “Term Loan Commitment”. As used herein, “Term Loan Commitments” shall refer to the aggregate Term Loan Commitments of the Lenders.

“Term Loan Facility” means the extensions of credit made hereunder by the Lenders.

“Term Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Term Loan made by such Lender, substantially in the form of Exhibit B.

“Total Asset Value” means at any time for the Consolidated Group, without duplication, the sum of the following: (a) an amount equal to (1) Net Operating Income for the most recently ended period of four fiscal quarters from all real property assets owned by the Consolidated Group for such entire period (excluding Net Operating Income attributable to real property assets disposed of during such period), divided by (2) the Capitalization Rate, plus (b) the aggregate acquisition cost of all owned real property assets owned by the Consolidated Group for less than four fiscal quarters, plus (c) the aggregate book value of all unimproved land holdings, mortgage or mezzanine loans, notes receivable and/or construction in progress owned by the Consolidated Group, plus (d) the Consolidated Group’s pro rata share of the foregoing items and components attributable to interests in Unconsolidated Affiliates.

“Total Indebtedness” means all Indebtedness of the Consolidated Group determined on a consolidated basis.

“Total Secured Indebtedness” means all Secured Indebtedness of the Consolidated Group determined on a consolidated basis.

“Type” when used in reference to a Term Loan or a Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“Unconsolidated Affiliate” means an affiliate of the Parent whose financial statements are not required to be consolidated with the financial statements of the Parent in accordance with GAAP.

“Unencumbered Asset Value” means at any time for the Consolidated Group, without duplication, the sum of the Unencumbered Pool NOI divided by the Capitalization Rate.

“Unencumbered Pool NOI” means, at any time with respect to an Unencumbered Pool Property, the Net Operating Income from such Property for the fiscal quarter most recently ended multiplied by four. For the avoidance of doubt, the Net Operating Income of a Property that has been owned or leased by a Person for less than one fiscal quarter will be included in calculating Unencumbered Pool NOI as if such Property was owned by such Person for the then most recent fiscal quarter. For the avoidance of doubt, the Net Operating Income of a Property that was sold by a Person within the fiscal quarter will be excluded in calculating Unencumbered Pool NOI. For the purposes of calculating the aggregate Unencumbered Pool NOI of all Unencumbered Pool Properties:

(a)          no single Property may account for greater than fifteen (15%) of the aggregate Unencumbered Pool NOI, with any excess over such limit being deducted from the aggregate Unencumbered Pool NOI;

(b)          no more than twenty-five (25%) of the aggregate Unencumbered Pool NOI may be in respect of Unencumbered Pool Properties that are located in any one Metropolitan Statistical Area, with any excess over such limit being deducted from the aggregate Unencumbered Pool NOI;

(c)          no more than seventy-five percent (75%) of the aggregate Unencumbered Pool NOI may be in respect of single tenant facilities that have a tenant without an Investment Grade Rating, with any excess over such limit being excluded from the aggregate Unencumbered Pool NOI;

(d)          no more than ten (10%) of the aggregate Unencumbered Pool NOI may be from a single tenant without an Investment Grade Rating and no more than twenty-five (25%) of the aggregate Unencumbered Pool NOI may be from a single tenant with an Investment Grade Rating, with any excess over such limits being deducted from the aggregate Unencumbered Pool NOI;

(e)          to the extent that more than ten (10%) of the aggregate Unencumbered Pool NOI would be attributable to any rental or other income received from tenants in any proceedings under any Debtor Relief Laws, the Net Operating Income of which is not excluded in determining the Net Operating Income for such Property, such excess shall be excluded from the aggregate Unencumbered Pool NOI; and

(f)          if the aggregate occupancy rate (determined with respect to tenants in actual occupancy and paying rent) of all Properties included as Unencumbered Pool Properties would be less than eighty-five percent (85%), Borrower shall exclude from the determination of the Unencumbered Pool NOI one or more of such Unencumbered Pool Properties as may be necessary for such aggregate occupancy rate to equal or exceed eighty-five percent (85%); and

(g)          to the extent that more than fifteen (15%) of the aggregate Unencumbered Pool NOI would be attributable to Properties leased under Eligible Ground Leases, such excess shall be excluded from the aggregate Unencumbered Pool NOI.

“Unencumbered Pool Property” means an Eligible Property that pursuant to the terms of this Agreement is permitted to be included in determinations of Unencumbered Pool NOI and Unencumbered Asset Value.

“Unencumbered Pool Report” means a report in substantially the form of Exhibit E (or such other form approved by Administrative Agent) certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” mean the United States of America.

“Unsecured Indebtedness” means all Indebtedness which is not secured by a lien on any property.

“Unsecured Interest Expense” means, as of any given date, Interest Expense of any of the Parent and its Subsidiaries with respect to Indebtedness that is not Secured Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02        Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)          Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06        Intentionally Omitted.

1.07        Classifications of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Type (e.g. “Eurodollar Rate Loan” or “Base Rate Loan”). Borrowings also may be classified and referred to by Type (e.g. “Base Rate Borrowing” or “Eurodollar Rate Borrowing”).

ARTICLE II. THE TERM LOANS AND BORROWINGS

2.01        Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (each such loan, a “Term Loan”) to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment. Upon a Lender making its Term Loan, the Term Loan Commitment of such Lender shall terminate. Any portion of a Term Loan made under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. Additional Term Loans may be made in accordance with Section 2.16(b).

2.02        Borrowings, Conversions and Continuations of Term Loans.

(a)          Each Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which must be given in writing. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Term Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or the Type to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loans in a Term Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then, so long as no Default exists at the time of such making, the Term Loans shall be made as, continued as, or converted to, Eurodollar Rate Loans having an Interest Period of one month; provided, however, that if a Default exists at the time of such making, continuation or conversion, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Term Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)          Following receipt of a Term Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its share of the Term Loans requested thereby, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurodollar Rate Loans having an Interest Period of one month described in the preceding subsection. Each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. on the Business Day specified in the Term Loan Notice. Upon satisfaction of the applicable conditions set forth in Sections 5.01 and 5.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Capital One with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)          Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)          The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Capital One’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)          After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to the Term Loans.

2.03        Intentionally Omitted.

2.04        Intentionally Omitted.

2.05        Intentionally Omitted.

2.06        Prepayments.

(a)          Except as otherwise provided in subsection (b) below and subject to Section 3.05, the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment (including any prepayment premium to be paid pursuant to the immediately following subsection (d)) and the Type(s) of Term Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such prepayment payable to such Lender. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.18, each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)          During the periods set forth below, the Borrower may only prepay the Term Loans, in whole or in part, at the prices (expressed as percentages of the principal amount of the Term Loans to be prepaid) set forth below, plus accrued and unpaid interest, if any, to the date of prepayment:

Period	Percentage
Closing Date to and including June ___, 2017	102%
________, 2017 to and including June ___, 2018	101%
On or after June ___, 2018	100%

(c)          The Borrower and the Lenders acknowledge and agree that the amounts payable by the Borrower in connection with the prepayment of the Term Loans as provided in subsection (b) above, are a reasonable calculation of the Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from the prepayment of the Term Loans. For the avoidance of doubt, the prepayment premiums set forth in this Section shall be in addition to, and not in lieu of, any prepayment premiums required in connection with any prepayments made under and pursuant to any Master Agreement then in effect.

2.07        Intentionally Omitted.

2.08        Repayment of Term Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Term Loans outstanding on such date, together with all accrued but unpaid interest, fees and all other sums due with respect thereto.

2.09        Interest.

(a)          Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

(b)          (i)          If any amount of principal of any Term Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)         If any amount (other than principal of any Term Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)        While any Event of Default exists pursuant to Section 9.01(a)(i) or (h), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)        The Administrative Agent may, and upon the request of the Required Lenders shall, while any other Event of Default exists, require the Borrower to pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(v)         Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on the Term Loans shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10        Fees. The Borrower shall pay the (i) fees in the amounts and at the times specified in the Engagement Letters and (ii) such other fees as shall have been separately agreed upon in writing in the amounts and at the times specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.11        Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)          All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on the Term Loans for the day on which the Term Loans are made, and shall not accrue on the Term Loans, or any portion thereof, for the day on which the Term Loan or such portion is paid; provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)          If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.09(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Term Loan Commitments and the repayment of all Obligations hereunder.

2.12        Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Term Loans and payments with respect thereto.

2.13        Payments Generally; Administrative Agent’s Clawback.

(a)          General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its applicable share as provided herein of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)          (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)         Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be prima facie evidence of the amount due.

(c)          Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

2.14        Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans or accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that:

(i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.15        Intentionally Omitted.

2.16        Additional Term Loans.

(a)          The Borrower shall have the right at any time and from time to time during the period beginning on the Closing Date to but excluding the date that is six (6) months prior to the Maturity Date to request additional Term Loans by providing written notice to the Administrative Agent (an “Increase Request”); provided, however, that after giving effect to any such increases, the aggregate amount of the Term Loans shall not exceed $75,000,000. Each such Increase Request must be an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Term Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase in the Term Loans and the allocations of the increase in the Term Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders. Promptly after delivery of the Increase Request to the Administrative Agent, the Borrower shall enter into an engagement letter with the Administrative Agent and the Arranger governing, among other things, the syndication of such increase in the Term Loans and which shall include, among other things, the fees of the Lenders and the Administrative Agent with respect to such Increase Request. Any additional Term Loans made pursuant to this Section shall be regarded as Term Loans hereunder and accordingly shall have the same maturity date as, bear interest at the same rates as, and otherwise be subject to the same terms and conditions of, the Term Loans outstanding hereunder at the time such additional Term Loans are made. No Lender shall be obligated in any way whatsoever to increase the principal amount of its Term Loans or provide a new Term Loan and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee.

(b)          Effecting the increase of the Term Loans under this Section is subject to the following conditions precedent: (x) no Default shall be in existence on the effective date of such increase or would result from such proposed increase or from the application of the proceeds thereof, (y) the representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the effective date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in clauses (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of the Borrower or Guarantor, as applicable, of (A) all corporate and other necessary action taken by the Borrower to authorize such increase and (B) all corporate and other necessary action taken by each Guarantor authorizing the guaranty of such increase; (ii) an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Required Lenders, in form and content similar to the opinion provided to the Administrative Agent and the Lenders pursuant to Section 5.01(a)(v) or such other form acceptable to the Administrative Agent, and (iii) to the extent requested, new Term Notes executed by the Borrower, payable to any new Lenders and replacement Term Notes executed by the Borrower, payable to any existing Lenders increasing the amount of the principal amount of their Term Loans. Any Lender receiving such a replacement Term Note shall promptly return to the Borrower the Term Note that was replaced. In connection with any additional Term Loans made pursuant to this Section 2.16, any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request. The Borrower shall pay such fees to the Administrative Agent, for its own account and for the benefit of the Lenders providing such additional Term Loans as determined at the time of such increase.

(c)          This Section shall supersede any provisions in Section 2.14 or 11.01(a) to the contrary.

2.17        Intentionally Omitted.

2.18        Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01(a).

(ii)         Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of Term Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Term Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Intentionally Omitted.

(iv)        Intentionally Omitted.

(b)          Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)         If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)          Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower or by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)         Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e) below. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all Obligations.

(d)          Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original, or if acceptable to the recipient a certified copy, of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)          Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)         Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)         any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)         each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)         executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)        executed originals of Internal Revenue Service Form W-8ECI,

(III)       executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V)         executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)        Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f)          Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent, any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market (each an “Affected Eurodollar Rate Loan”), then (a) such Lender shall promptly give written notice of such circumstances to the Borrower through the Administrative Agent, which notice shall be withdrawn whenever such circumstances no longer exist, (b) the obligation of such Lender hereunder to make Affected Eurodollar Rate Loans, continue Affected Eurodollar Rate Loans as such and to convert a Base Rate Loan to an Affected Eurodollar Rate Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Base Rate Loan when an Affected Eurodollar Rate Loan is requested, and (c) such Lender’s Term Loans then outstanding as Affected Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Term Loans or within such earlier period as required by Law. If any such conversion or prepayment of an Affected Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.05.

3.03        Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Term Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04        Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement referred to in the definition of “Adjusted Eurodollar Rate”);

(ii)         subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Term Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05        Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)          any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Term Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07        Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Term Loan Commitments, repayment of all Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV. [INTENTIONALLY OMITTED]

ARTICLE V. CONDITIONS PRECEDENT TO BORROWINGS

5.01        Conditions of Initial Borrowing. The effectiveness of this Agreement and the obligation of each Lender to make its Loan hereunder are all subject to satisfaction of the following conditions precedent:

(a)          The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)          executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)         a Term Note executed by the Borrower in favor of each Lender requesting a Term Note;

(iii)        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)        such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and Guarantors is validly existing, in good standing and qualified to engage in business in its state of organization and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)         a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders may reasonably request; provided, however, that opinions with respect to Loan Parties (other than the Parent and the Borrower) that are not organized in the States of Delaware, Maryland and Michigan (other than enforceability opinions with respect to any Loan Document to which such Loan Party is a party which will not be from the jurisdiction of formation unless otherwise requested below), will be required only if requested by the Administrative Agent, in its sole discretion, with the understanding that enforceability opinions will be required with respect to any Loan Document to which such Loan Party is a party, which if the Administrative Agent has not requested other opinions in addition to enforceability, may be subject to necessary assumptions to avoid the requirement of having opinions from the jurisdiction of formation of such Loan Parties;

(vi)        a certificate of a Responsible Officer of the Parent either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)       a certificate signed by a Responsible Officer of the Parent certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since December 31, 2015 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)      a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended on March 31, 2016, signed by a Responsible Officer of the Borrower;

(ix)         a duly completed Unencumbered Pool Report as of the Closing Date, signed by a Responsible Officer of the Borrower; and

(x)          such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)          The absence of any action, suit, investigation or proceeding pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or governmental authority related to the Loan that could reasonably be expected to have a Material Adverse Effect.

(c)          Any fees required to be paid on or before the Closing Date shall have been paid.

(d)          Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.02        Conditions to all Loans. The obligation of each Lender to make any Loan is subject to the following conditions precedent:

(a)          The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the making of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)          No Default shall exist, or would result from the making of such Loan or from the application of the proceeds thereof.

(c)          The Administrative Agent shall have received a Term Loan Notice in accordance with the requirements hereof.

Each Term Loan Notice (other than a Term Loan Notice requesting only a conversion of Term Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and 5.02(b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

6.01        Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02        Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.04        Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

6.05        Financial Statements; No Material Adverse Effect.

(a)          The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)          The unaudited consolidated balance sheets of the Parent and its Subsidiaries dated March 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 6.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Parent and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)          Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Each of the Parent and Borrower is Solvent, and each of the Loan Parties and the other Subsidiaries considered on a consolidated basis are Solvent.

6.06        Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect , and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06.

6.07        No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08        Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens and Liens set forth on Schedule 6.08.

6.09        Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10        Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies, none of which are Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Loan Party operates, subject to such self-insurance reasonably acceptable to the Administrative Agent.

6.11        Taxes. The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12        ERISA Compliance.

(a)          Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification).

(b)          No ERISA Event has occurred or is reasonably expected to occur. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five (5) calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan.

(c)          There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the best knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Borrower or any of its Subsidiaries. The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.

(d)          None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.

(e)          Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

6.13        Subsidiaries; Equity Interests. The Parent and Borrower have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13 as of the date of this Agreement, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens (other than Permitted Liens and Liens set forth on Schedule 6.08). Neither Parent nor Borrower has any direct or indirect Equity Interests in any other Person other than those specifically disclosed in Part (b) of Schedule 6.13 as of the date of this Agreement. All of the outstanding Equity Interests in each Property Owner have been validly issued, are fully paid and nonassessable and are owned by the applicable holders in the amounts specified on Part (c) of Schedule 6.13 free and clear of all Liens (other than Liens in favor of Administrative Agent).

6.14        Margin Regulations; Investment Company Act.

(a)          None of the Loan Parties is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)          None of the Loan Parties, any Person Controlling the Borrower, or any other Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15        Disclosure. The Loan Parties have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16        Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17        Taxpayer Identification Number. Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 6.17.

6.18        Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law. In the case of a Shareholder Covered Entity, the representations in this Section shall be limited to the actual knowledge of the Responsible Officers of each of the Borrower and the Parent.

6.19        Unencumbered Pool Properties. As of the Closing Date, the initial Unencumbered Pool Properties are set forth on Schedule 6.19. Each of the Properties included in calculations of Unencumbered Asset Value and Unencumbered Pool NOI satisfies all of the requirements contained in the definition of Eligible Property (or if such Property was approved as an Eligible Property pursuant to the last paragraph of the definition of such term, such Property satisfies the requirements to be an Eligible Property that such Property satisfied at the time it was so approved).

ARTICLE VII. AFFIRMATIVE COVENANTS

So long as any Lender shall have a Term Loan Commitment hereunder or any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, and 7.03) cause each Subsidiary to:

7.01        Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders and prepared consistent with past practices:

(a)          as soon as available, but in any event within 120 days after the end of each fiscal year of the Parent, commencing with the fiscal year ending December 31, 2016, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)          as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, commencing with the fiscal quarter ending September 30, 2016, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Parent’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02        Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)          concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or e-mail and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)          concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Unencumbered Pool Report (which delivery may, unless Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or e-mail and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)          promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Parent or any Subsidiary, or any audit of any of them;

(d)          after the same are available, and promptly after request by the Administrative Agent or any Lender, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)          within ninety (90) days after request by the Administrative Agent or any Lender, an annual budget for each of the Properties;

(f)          to the extent applicable, promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of Parent or Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g)          promptly, and in any event within five (5) Business Days after receipt thereof by Parent or Borrower, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party unless restricted from doing so by such agency; and

(h)          promptly, such additional reasonable and customary information regarding the business, financial or corporate affairs of Parent or Borrower or any Unencumbered Pool Property, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request, to the extent such information is in a Loan Party’s possession or control.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Parent and Borrower hereby acknowledge that (a) Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of Parent and Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent, Borrower or their Affiliates, or the respective Equity Interests of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ Equity Interests. Parent and Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent and Borrower shall be deemed to have authorized Administrative Agent, Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent and Borrower or their Equity Interests for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

7.03        Notices. Promptly notify the Administrative Agent and each Lender:

(a)          of the occurrence of any Default;

(b)          of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)          of the occurrence of any ERISA Event; and

(d)          of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04        Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.03 or 8.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06        Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.07        Maintenance of Insurance. Maintain, or cause to be maintained, with financially sound and reputable insurance companies which are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons or as may be required by Law, taking into consideration tenants that carry insurance in lieu of that normally carried by owners of similar Property or self-insure in lieu of such insurance.

7.08        Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09        Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10        Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower (after the occurrence of and during the continuance of an Event of Default) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

7.11        Use of Proceeds. Use the proceeds of the Loans for general corporate purposes and all other lawful purposes including for debt repayment, working capital, capital expenditures, and acquisitions, new construction, redevelopment, renovations, expansions, tenant improvement costs, joint ventures, note purchases, and construction primarily associated with income producing, retail properties, but not in contravention of any Law or of any Loan Document.

7.12        Unencumbered Pool Properties. Except where the failure to comply with any of the following would not have a Material Adverse Effect, each of Parent and Borrower shall cause each other Loan Party and use commercially reasonable efforts to cause the applicable tenant, to:

(a)          pay all real estate and personal property taxes, assessments, water rates or sewer rents, maintenance charges, impositions, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Unencumbered Pool Property, now or hereafter levied or assessed or imposed against any Unencumbered Pool Property or any part thereof (except those which are being contested in good faith by appropriate proceedings diligently conducted);

(b)          promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Unencumbered Pool Property (except those which are being contested in good faith by appropriate proceedings diligently conducted), and in any event never permit to be created or exist in respect of any Unencumbered Pool Property or any part thereof any other or additional Lien or security interest other than Permitted Liens;

(c)          operate the Unencumbered Pool Properties in a good and workmanlike manner and in all material respects in accordance with all Laws in accordance with such Loan Party’s prudent business judgment; and

(d)          cause each other Loan Party to, to the extent owned and controlled by a Loan Party, preserve, protect, renew, extend and retain all material rights and privileges granted for or applicable to each Unencumbered Pool Property.

7.13        Subsidiary Guarantor Organizational Documents. Each of Parent and Borrower shall, and shall cause each other Subsidiary Guarantor to, at its expense, maintain the Organization Documents of each Subsidiary Guarantor in full force and effect, without any cancellation, termination, amendment, supplement, or other modification of such Organization Documents, except as explicitly required by their terms (as in effect on the date hereof), except for amendments, supplements, or other modifications that do not adversely affect the interests of the Lenders in any material respect.

7.14        Additional Guarantors; Release of Guarantors.

(a)          No later than the date the Borrower is required to deliver a Compliance Certificate pursuant to Section 7.02(a) with respect to a fiscal quarter (or fiscal year in the case of the fourth fiscal quarter of a fiscal year) during which (x) a Person became a Subsidiary (other than an Excluded Subsidiary or an Immaterial Subsidiary), (y) an Excluded Subsidiary ceased to be subject to the restriction which prevented it from becoming a Guarantor on the Closing Date or pursuant to this Section or (z) the value of the assets of an Immaterial Subsidiary precluded it from continuing to qualify as an Immaterial Subsidiary, the Borrower shall cause such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty (or such other document as the Administrative Agent shall deem appropriate for such purpose) each of the following in form and substance satisfactory to the Administrative Agent: (i) a counterpart of the Guaranty or such other document as the Administrative Agent may deem appropriate for such purpose executed by such Subsidiary and (ii) the items that would have been delivered under subsections (iii) through (v) of Section 5.01(a) if such Subsidiary had been a Subsidiary on the Agreement Date; provided, however, the requirement for delivery of a legal opinion referred to in Section 5.01(a)(v) shall only apply to a Subsidiary to which $15,000,000 or more of Total Asset Value is attributable.

(b)          The Borrower may notify the Administrative Agent in writing that a Guarantor (other than the Parent) is to be released from the Guaranty, and following receipt of such notice the Administrative Agent shall release such Guarantor from the Guaranty, so long as: (i) upon its release from the Guaranty such Subsidiary will either become an Excluded Subsidiary or an Immaterial Subsidiary or shall cease to be a Subsidiary of the Borrower, in each case, as a result of a transaction permitted hereunder; (ii) no Default shall then be in existence or would occur as a result of such release, including without limitation; (iii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date); and (iv) the Administrative Agent shall have received such written notice at least 10 Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such notice shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Upon the Borrower’s written request, the Administrative Agent shall execute such documents as the Borrower may reasonably request (and at the expense of the Borrower) to evidence the release of a Guarantor from the Guaranty.

7.15        Environmental Matters. Comply and cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Loan Parties shall use commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects. The Loan Parties shall promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties, each as required under Environmental Laws. The Loan Parties shall promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

7.16        REIT Status; New York Stock Exchange Listing. The Parent shall at all times (i) maintain its REIT status, and (ii) remain a publicly traded company listed on the New York Stock Exchange or another national stock exchange located in the United States.

7.17        Anti-Money Laundering/International Trade Law Compliance. No Covered Entity will become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law; or (d) use the Term Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay the Obligations will not be derived from any unlawful activity. Each Covered Entity shall comply with all Anti-Terrorism Laws. The Borrower shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event. The first, second and fourth sentences of this Section shall not apply to Shareholder Covered Entities.

ARTICLE VIII. NEGATIVE COVENANTS

So long as any Lender shall have a Term Loan Commitment hereunder or any Term Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall not, nor shall they permit any Subsidiary to, directly or indirectly:

8.01        [Intentionally Omitted]

8.02        Investments. Make any Investments, except:

(a)          Investments in the form of cash or cash equivalents;

(b)          Investments existing on the date hereof and set forth on Schedule 6.13;

(c)          advances to officers, directors and employees of the Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(d)          Investments of the Guarantor and the Borrower in the form of Equity Interests and investments of the Borrower in any wholly-owned Subsidiary, and Investments of Borrower directly in, or of any wholly-owned Subsidiary in another wholly-owned Subsidiary which owns, real property assets which are located within the United States, provided in each case the Investments held by Borrower or Subsidiary are in accordance with the provisions of this Section 8.02 other than this Section 8.02(d);

(e)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(f)          Investments in unimproved land holdings not to at any time exceed five percent (5%) of Total Asset Value;

(g)          Investments in mortgages, mezzanine loans and notes receivable not to at any time exceed ten percent (10%) of Total Asset Value;

(h)          Investments in Construction in Progress not to at any time exceed fifteen percent (15%) of Total Asset Value;

(i)          Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates not to at any time exceed ten percent (10%) of Total Asset Value; and

(j)          Investments in Real Property assets that are not retail Properties not to at any time exceed ten percent (10%) of Total Asset Value.

Determinations of whether an Investment in an asset is permitted will be made after giving effect to the subject Investment. Investments pursuant to clauses (f) through (j) above in the aggregate will not exceed twenty-five percent (25%) of Total Asset Value.

8.03        Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default has occurred and is continuing or would result therefrom:

(a)          any Loan Party (other Parent or Borrower) may merge with (i) Parent or Borrower; provided that Parent or Borrower, as applicable, shall be the continuing or surviving Person, or (ii) any other Loan Party, or (iii) any other Person; provided that, if such Loan Party owns an Unencumbered Pool Property and is not the surviving entity, then such Property shall cease to be an Unencumbered Pool Property;

(b)          any Loan Party (other than Parent or Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Loan Party;

(c)          any Loan Party may Dispose of a Property owned by such Loan Party in the ordinary course of business and for fair value; provided that if such Property is a Unencumbered Pool Property, then such Property shall cease to be an Unencumbered Pool Property;

(d)          Parent or Borrower may merge or consolidate with another Person so long as either Parent or Borrower, as the case may be, is the surviving entity, shall remain in pro forma compliance with the covenants set forth in Section 8.14 below after giving effect to such transaction, and Borrower obtains the prior written consent in writing of the Required Lenders in their sole discretion; and

(e)          a Subsidiary that is not (and is not required to be) a Loan Party may liquidate or otherwise dissolve, provided that immediately prior to any such liquidation or dissolution and immediately thereafter and after giving effect thereto, no Default is or would be in existence.

Nothing in this Section shall be deemed to prohibit the sale or leasing of Property or portions of Property in the ordinary course of business.

8.04        Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)          Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)          Dispositions of inventory in the ordinary course of business;

(c)          any other Dispositions of Properties or other assets in an arm’s length transaction; provided that the Borrower and the Parent will remain in pro forma compliance with the covenants set forth in Section 8.14 after giving effect to such transaction; and

(d)          leases and subleases of Properties, as lessor or sublessor (as the case may be), in the ordinary course of business.

8.05        Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)          so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, each Subsidiary may make Restricted Payments to Parent, Borrower, and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)          so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, any Loan Party may declare and make dividend payments or other distributions payable solely in the common Equity Interests or other Equity Interests of such Loan Party including (i) “cashless exercises” of options granted under any share option plan adopted by Parent, (ii) distributions of rights or equity securities under any rights plan adopted by Borrower or Parent, and (iii) distributions (or effect stock splits or reverse stock splits) with respect to its Equity Interests payable solely in additional shares of its Equity Interests;

(c)          so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, Borrower, Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common Equity Interests or other Equity Interests; and

(d)          Parent may and Borrower may make any Permitted Distributions.

8.06        Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.07        Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

8.08        Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any Comparable Credit Facility) that (a) limits the ability (i) of any Subsidiary (other than an Excluded Subsidiary) to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary (other than an Excluded Subsidiary) to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on any Unencumbered Pool Properties (other than Permitted Liens).

8.09        Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.10        Minimum Number of Unencumbered Pool Properties. Without the prior written consent of Required Lenders allow there to be less than twenty (20) Unencumbered Pool Properties.

8.11        Industry Concentration. Not permit more than 20% (or 40% in the case of retail drug stores and pharmacies) of annualized base rents of the Loan Parties and their Subsidiaries for any twelve (12) month period to be attributable to any one industry type.

8.12        [Intentionally Omitted].

8.13        Negative Pledge. Not permit the incurrence of any Indebtedness (other than the Loans) secured by any Lien granted by a Loan Party on any Unencumbered Pool Property.

8.14        Financial Covenants. Not, directly or indirectly, permit:

(a)          Maximum Leverage Ratio. Total Indebtedness to exceed 60% of Total Asset Value at any time.

(b)          Maximum Secured Leverage Ratio. Total Secured Indebtedness to exceed 40% of Total Asset Value at any time.

(c)          Minimum Tangible Net Worth. Tangible Net Worth at any time to be less than the sum of (i) $240,998,541 plus (ii) an amount equal to seventy-five percent (75%) of net equity proceeds received by the Parent after March 31, 2014 (other than proceeds received in connection with any dividend reinvestment program).

(d)          Minimum Fixed Charge Coverage Ratio. The ratio of Adjusted EBITDA to Fixed Charges to be less than 1.50 to 1.0 at any time.

(e)          Maximum Secured Recourse Indebtedness. Total Indebtedness that is Secured Recourse Indebtedness to be in excess of fifteen percent (15%) of Total Asset Value at any time.

(f)          Maximum Unencumbered Leverage Ratio. Total Indebtedness that is Unsecured Indebtedness to exceed sixty percent (60%) of Unencumbered Asset Value at any time.

(g)          Minimum Unsecured Interest Expense Ratio. The ratio of Unencumbered Pool NOI to Unsecured Interest Expense to be less than 2.00 to 1.00 at any time.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01        Events of Default. Any of the following shall constitute an Event of Default:

(a)          Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Term Loan, or (ii) within three days after the same becomes due, any interest on any Term Loan or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.14, 7.16, 7.17 or Article VIII (other than Section 8.14(f) and 8.14(g)); or

(c)          Unencumbered Pool Covenant Compliance. The Borrower fails to perform or observe any term, covenant or agreement contained in Section 8.14(f) or 8.14(g) and such failure continues for 10 days; or

(d)          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsections (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days, or such longer period of time as is reasonably necessary to cure such failure, provided that the Loan Party has commenced and is diligently prosecuting the cure of such failure and cures it within an additional 30 day period; or

(e)          Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 6.18 is or becomes false or misleading at any time; or

(f)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(g)          Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) after taking into account any applicable grace or cure periods in respect of any (a) Recourse Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $20,000,000, or (b) Non-Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee described in subsections (a) or (b), above, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $5,000,000; or

(h)          Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 90 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 90 calendar days, or an order for relief is entered in any such proceeding; or

(i)          Inability to Pay Debts; Attachment. (i) The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(j)          Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(k)          ERISA. (i) An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000, (ii) there is or arises Unfunded Pension Liability for all Plans (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $5,000,000, or (iii) there is or arises any Withdrawal Liability as regards the Borrower or any ERISA Affiliate in an aggregate amount exceeding $5,000,000; or

(l)          Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(m)          Change of Control. There occurs any Change of Control; or

(n)          REIT Status of Parent. Parent ceases to be treated as a REIT.

9.02        Remedies Upon Event of Default. If any Event of Default occurs and is continuing and after giving effect to all applicable notice and cure periods, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          Declare the commitment of each Lender to make Term Loans to be terminated, whereupon such commitments shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default described in Section 9.01(h) with respect to the Borrower, the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

9.03        Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Term Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, interest on other Obligations and prepayment premiums payable to the Lenders under Section 2.06(b), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans and Obligations under Swap Contracts ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X. ADMINISTRATIVE AGENT

10.01      Appointment and Authority. Each of the Lenders hereby irrevocably appoints Capital One to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Without limiting the generality of the foregoing, the use of the term “agent” or other similar terms in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

10.02      Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, as a result of engaging in such businesses, the Administrative Agent or its Affiliates may (a) receive information regarding the Loan Parties or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or their Affiliates) in connection with other transactions or business and shall be under no obligation to provide such information to the Lenders, and (b) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.03      Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01(a) and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any of the other Loan Documents unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking or continuing to take any such action. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default and stating that such notice is a “notice of default” is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No claim may be made by any Lender, the Administrative Agent, or any of their Related Parties against the Administrative Agent, any Lender or any of their Related Parties, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Term Loans, and the Administrative Agent and each Lender hereby waives, releases and agrees never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender hereby agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent and each of its Related Parties shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any of the Loan Parties that may come into the possession of the Administrative Agent or any of its Related Parties.

In the absence of gross negligence or willful misconduct, the Administrative Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of any Term Loan, any fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Administrative Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Rate.

10.04      Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05      Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06      Resignation of Administrative Agent. The Administrative Agent may at any time, and at the request of the Required Lenders as a result of Administrative Agent’s gross negligence or willful misconduct in performing its duties under this Agreement shall, give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07      Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender expressly acknowledges that the Administrative Agent has not made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.

10.08      No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.09      Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.10 and 11.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10      Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)          to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Term Loan Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01(a), if approved, authorized or ratified in writing by all Lenders;

(b)          [intentionally omitted]; and

(c)          to release any Subsidiary Guarantor from its obligations under the Guaranty if such release is permitted under Section 7.14(b).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

10.11      No Reliance on Administrative Agent’s Customer Identification Program. Each of the Lenders acknowledges and agrees that neither such Person, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such ’Person’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 1020.220 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Anti-Terrorism Law.

10.12      Consents and Approvals. All communications from the Administrative Agent to all of the Lenders requesting such Lenders’ determination, consent, approval or disapproval (a) shall be given in the form of a written notice to each applicable Lender, (b) shall be accompanied by a description of the matter or time as to which such determination, approval, consent or disapproval is requested, or shall advise each such Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by a Lender and to the extent not previously provided to such Lender, written materials and an overview of any other information provided to the Administrative Agent by the Loan Parties in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within 10 Business Days after receipt of any such request from the Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to the Administrative Agent that it objects to the recommendation or determination of the Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved of or consented to such recommendation or determination; provided, that such deemed consent shall not apply to the amendments, waivers and consents set forth in clauses (i) through (viii) of the proviso included in the first sentence of Section 11.01(a). With respect to decisions requiring the approval of the Required Lenders or all Lenders, the Administrative Agent shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all applicable Lenders and upon receiving the required approval or consent shall follow the course of action or determination of the Required Lenders (and each nonresponding Lender shall be deemed to have concurred with such recommended course of action) or all Lenders, as the case may be.

ARTICLE XI. MISCELLANEOUS

11.01      Amendments, Etc.

(a)          No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)          waive any condition set forth in Section 5.01(a) without the written consent of each Lender;

(ii)         extend or increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

(iii)        postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iv)        reduce the principal of, or the rate of interest specified herein on, any Term Loan (subject to clause (ii) of the second proviso to this Section 11.01(a)) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Term Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(v)         change Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(vi)        change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)       release any collateral without the written consent of each Lender, except to the extent the release of such collateral is permitted pursuant to Section 10.10 or otherwise permitted pursuant to the terms of this Agreement (in which case such release may be made by Administrative Agent acting alone); or

(viii)      release any Guarantor without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 10.10 or otherwise permitted pursuant to the terms of this Agreement (in which case such release may be made by the Administrative Agent acting alone); and

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) an Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Term Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)          Modifications to Existing Credit Agreement.

(i)          Notwithstanding anything to the contrary contained in this Agreement but subject to the provisos contained in Section 11.01(a), if (x) (A) any of the representations and warranties, covenants, events of default or other material terms contained in Section 1.03 or Article VI. through Article IX. of the Existing Credit Agreement (including any related definitions for such provisions) are hereafter amended, waived, restated or otherwise modified in a manner that is less restrictive and more favorable to the Loan Parties or compliance therewith is waived (including any consent or approval which includes a waiver of an existing or potential default or event of default that is intended to be eliminated by such modification, restatement or waiver), or (B) a Property is included as an Eligible Unencumbered Property (as defined in the Existing Credit Agreement) for purposes of the calculation of Unencumbered Asset Value (as defined in the Existing Credit Agreement) which Property does not meet one or more of the criteria for inclusion set forth in the Existing Credit Agreement (each of the deviations from the Existing Credit Agreement in the immediately preceding clauses (A) and (B), a “Modification”; the written amendment, modification, supplement or waiver enacting such Modification to the Existing Credit Agreement, a “Modification Document”), and (y) the Lenders hereunder constituting the Required Lenders that are also Lenders under the Existing Credit Agreement (an “Existing Credit Agreement Lender”) expressly approved the applicable Modification Document (a “Consenting Lender”), then the substantive terms contained in such Modification shall be deemed incorporated and given effect in this Agreement to the same extent as though set forth in full herein, so as to have the provisions of this Agreement consistent with such Modification of the Existing Credit Agreement. Any Corresponding Modification shall be effective only in the specific instance and for the specific purpose for which given. For purposes hereof, “Corresponding Modification” shall mean any deemed or written amendment, modification, supplement or waiver to this Agreement that enacts the terms of a Modification to the Existing Credit Agreement that correspond to terms contained in this Agreement.

(ii)         At any time that the Administrative Agent is not an Existing Credit Agreement Lender, the Borrower agrees to provide the Administrative Agent with (x) a copy of all draft Modification Documents with respect to the Existing Credit Agreement within 10 days (or such shorter period as may be acceptable to the Administrative Agent) prior to the execution thereof, and (y) a final, executed copy of each Modification Document. The Borrower, each Consenting Lender and any other Lender that has approved a Corresponding Modification each agrees to execute and deliver promptly after the Administrative Agent’s or the Required Lenders’ request an amendment, modification, supplement or waiver to this Agreement (in form and substance satisfactory to the Administrative Agent or the Required Lenders, as applicable, and the Borrower) to reflect the intent of this subsection (b) provided, that the execution and delivery thereof shall not be a condition to the effectiveness of such amendment, modification, supplement or waiver. At any time that the Administrative Agent is an Existing Credit Agreement Lender, Borrower shall be deemed to have provided the notice required to the Administrative Agent hereunder upon execution of any Modification Documents.

(iii)        Notwithstanding anything to contrary in this Agreement, including Section 11.01(b)(i), if any financial covenant contained in the Existing Credit Agreement (including any related definitions for such provision) is amended or otherwise modified in a manner that is more restrictive to the Loan Parties or more favorable to the Existing Credit Agreement Lenders than the financial covenants (and related definitions for such provision) then set forth in the Existing Credit Agreement or any additional financial covenant not set forth in this Agreement is included in the Existing Credit Agreement and such financial covenant is more restrictive to the Loan Parties or more favorable to the Existing Credit Agreement Lenders than the financial covenants then set forth in the Existing Credit Agreement, then and in such event the Borrower shall provide notice thereof to the Administrative Agent and the corresponding financial covenant set forth in this Agreement shall automatically be deemed to be amended, modified or incorporated herein by reference, as applicable, with the same effect as in the Existing Credit Agreement unless the Required Lenders agree otherwise in writing, in their sole discretion.

11.02      Notices; Effectiveness; Electronic Communication.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)          if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)         if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)          Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)          Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of a Responsible Officer of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03      No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.14), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04      Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans).

(b)          Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)          Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)          Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)          Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the Obligations.

11.05      Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06         Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in subsection (b)(i)(A) of this Section, the amount of a Term Loan Commitment, together with the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Loan Commitment assigned.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)         the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi)        Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)          Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

(e)          Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.07      Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

11.08      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13      Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)          the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)          such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)          such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14      Governing Law; Jurisdiction; Etc.

(a)          GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK OTHER THAN THE CHOICE OF LAWS PROVISIONS THEREOF (OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)          SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)          WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.01(b). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15      Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower , each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower, any other Loan Party any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17      Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.18      USA PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names, addresses and taxpayer identification numbers of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.19      ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20     Promotional Materials. The Borrower authorizes the Administrative Agent and each of the Lenders to issue press releases, advertisements, other promotional materials and other disclosures (including disclosures to league tables and similar services) in connection with the Administrative Agent’s or such Lender’s own promotional and marketing activities, and describing the basic terms of the Loans consistent with information found on a “tombstone” and the Administrative Agent’s or such Lender’s participation in the Loans subject in each case to the prior review and consent of the Borrower. All references to the Administrative Agent or any Lender contained in any press release, advertisement, promotional material or other public disclosures issued by the Borrower shall be approved in writing by the Administrative Agent or such Lender, as applicable, in advance of issuance.

11.21     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

To the extent not prohibited by Applicable Law, each Lender shall notify the Borrower and the Administrative Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action could be reasonably be expected to be asserted against such Lender).

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IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be executed by their authorized officers all as of the date first above written.

AGREE LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Agree Realty Corporation,
a Maryland corporation, its sole general partner

	By:	/s/ Joel N. Agree
Name: Joel N. Agree
Title: President and Chief Executive Officer

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Agree Limited Partnership]

CAPITAL ONE, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender

By:	/s/ Barbara Heubner
Name: Barbara Heubner
Title: Vice President

[Signatures Continued on Next Page]

[Signature Page to Term Loan Agreement with Agree Limited Partnership]

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ James M. Armstrong
Name: James M. Armstrong
Title: Senior Vice President

SCHEDULE 1.01(A)

Term Loan Commitments

Lender	Term Loan Commitment
Capital One, National Association	$30,000,000
Raymond James Bank, N.A.	$10,000,000
Total	$40,000,000

SCHEDULE 11.02

Administrative Agent’s Office; Certain Addresses for Notices

Administrative Agent:

Administrative Agent’s Office

Capital One, National Association, as Administrative Agent
1680 Capital One Drive, 10th Floor

McLean, Virginia 22102

Attention: Jessica Schneickert

Phone: (703) 720-6526

Fax:      (703) 730-2032

E-mail: Jessica.Schneickert@capitalone.com

with a copy to:

Capital One, National Association, as Administrative Agent
299 Park Ave., 31st Floor

New York, NY 10170

Attention: Thomas Kornobis, Commercial Loan Operations

Phone: (646) 836-5268

Fax:      (888) 246-3710

E-mail: Thoms.Kornobis@capitalone.com

Borrower:

Agree Limited Partnership

70 East Long Lake Road

Bloomfield Hills, MI 48304

Attention: Matthew Partridge

Phone: (248) 419-6335

Fax:      (248) 737-9110

E-mail: mpartridge@agreerealty.com

With a copy to:

Honigman Miller Schwartz and Cohn LLP

39400 Woodward Avenue

Suite 101

Bloomfield Hills, MI 48304-5151

Attention: Lowell D. Salesin

Phone: 248-566-8540

Fax:      248-566-8541

Email: lsalesin@honigman.com

SCHEDULE 1.01(B)

GUARANTORS

1.	Agree Realty Corporation, a Maryland corporation

and

2.	Subsidiary Guarantors:

Subsidiary	State of Formation
1. Agree Limited Partnership	Delaware limited partnership
2. Agree 17-92, LLC	Florida limited liability company
3. Agree Alcoa TN LLC	Tennessee limited liability company
4. Agree Allentown PA LLC	Pennsylvania limited liability company
5. Agree Altoona PA, LLC	Delaware limited liability company
6. Agree Anderson SC LLC	Delaware limited liability company
7. Agree Ann Arbor Jackson, LLC	Delaware limited liability company
8. Agree Ann Arbor State Street, LLC	Michigan limited liability company
9. Agree Apopka FL, LLC	Delaware limited liability company
10. Agree Arlington TX LLC	Texas limited liability company
11. Agree Atchison, LLC	Kansas limited liability company
12. Agree Baton Rouge LA LLC	Louisiana limited liability company
13. Agree Belton MO LLC	Delaware limited liability company
14. Agree Belvidere IL LLC	Illinois limited liability company
15. Agree Berwyn IL LLC	Illinois limited liability company
16. Agree Brenham TX, LLC	Delaware limited liability company
17. Agree Brighton, LLC	Delaware limited liability company
18. Agree Brooklyn OH LLC	Ohio limited liability company
19. Agree Buffalo Center IA, LLC	Delaware limited liability company
20. Agree Cannon Station LLC	Delaware limited liability company
21. Agree Cedar Park TX, LLC	Delaware limited liability company
22. Agree Center Point Birmingham AL LLC	Alabama limited liability company
23. Agree Charlotte Poplar, LLC	North Carolina limited liability company
24. Agree Chicago Kedzie, LLC	Illinois limited liability company
25. Agree Cochran GA, LLC	Georgia limited liability company
26. Agree Columbia SC LLC	Delaware limited liability company
27. Agree Concord, LLC	North Carolina limited liability company
28. Agree Daniel Morgan Ave Spartanburg LLC	South Carolina limited liability company
29. Agree Davenport IA, LLC	Delaware limited liability company
30. Agree Des Moines IA, LLC	Delaware limited liability company

Subsidiary	State of Formation
31. Agree Evergreen CO, LLC	Delaware limited liability company
32. Agree Facility No. 1, LLC	Delaware limited liability company
33. Agree Forest MS LLC	Mississippi limited liability company
34. Agree Forest VA LLC	Virginia limited liability company
35. Agree Fort Mill SC, LLC	South Carolina limited liability company
36. Agree Fort Worth TX, LLC	Delaware limited liability company
37. Agree Fuquay Varina LLC	North Carolina limited liability company
38. Agree Grand Chute WI LLC	Delaware limited liability company
39. Agree Grand Forks LLC	North Dakota limited liability company
40. Agree Harlingen LLC	Texas limited liability company
41. Agree Hazard KY, LLC	Delaware limited liability company
42. Agree Holly Springs MS, LLC	Delaware limited liability company
43. Agree Indianapolis Glendale LLC	Delaware limited liability company
44. Agree Indianapolis IN II, LLC	Delaware limited liability company
45. Agree Jackson MS, LLC	Delaware limited liability company
46. Agree Jacksonville NC, LLC	North Carolina limited liability company
47. Agree Joplin MO LLC	Missouri limited liability company
48. Agree Junction City KS LLC	Delaware limited liability company
49. Agree Kirkland WA, LLC	Delaware limited liability company
50. Agree Lake in the Hills, LLC	Illinois limited liability company
51. Agree Lake Zurich IL, LLC	Illinois limited liability company
52. Agree Lebanon VA LLC	Virginia limited liability company
53. Agree Lejune Springfield IL, LLC	Illinois limited liability company
54. Agree Ligonier PA, LLC	Pennsylvania limited liability company
55. Agree Lowell, LLC	Delaware limited liability company
56. Agree Lyons GA LLC	Georgia limited liability company
57. Agree Madisonville TX LLC	Texas limited liability company
58. Agree Magnolia Knoxville TN LLC	Tennessee limited liability company
59. Agree Manchester, LLC	Connecticut limited liability company
60. Agree Marshall MI Outlot, LLC	Delaware limited liability company
61. Agree McKinney TX, LLC	Texas limited liability company
62. Agree Memphis Getwell, LLC	Tennessee limited liability company
63. Agree Minneapolis Clinton Ave, LLC	Minnesota limited liability company
64. Agree Montgomery AL LLC	Alabama limited liability company
65. Agree Morrow GA, LLC	Georgia limited liability company
66. Agree Mt. Dora FL, LLC	Delaware limited liability company
67. Agree North Las Vegas, LLC	Nevada limited liability company
68. Agree Novi MI LLC	Michigan limited liability company
69. Agree Orange & McCoy, LLC	Florida limited liability company

Subsidiary	State of Formation
70. Agree Palafox Pensacola FL, LLC	Delaware limited liability company
71. Agree Pensacola LLC	Florida limited liability company
72. Agree Pensacola Nine Mile LLC	Florida limited liability company
73. Agree Pinellas Park, LLC	Michigan limited liability company
74. Agree Plainfield, LLC	Michigan limited liability company
75. Agree Poinciana LLC	Florida limited liability company
76. Agree Port Orange FL, LLC	Delaware limited liability company
77. Agree Port St. John LLC	Delaware limited liability company
78. Agree Portland ME, LLC	Delaware limited liability company
79. Agree Portland OR LLC	Oregon limited liability company
80. Agree Rancho Cordova I LLC	California limited liability company
81. Agree Rapid City SD, LLC	South Dakota limited liability company
82. Agree Richmond VA LLC	Delaware limited liability company
83. Agree Rochester NY LLC	New York limited liability company
84. Agree Salem OR, LLC	Delaware limited liability company
85. Agree Sarasota FL, LLC	Delaware limited liability company
86. Agree Southfield LLC	Michigan limited liability company
87. Agree Spartanburg SC LLC	South Carolina limited liability company
88. Agree Springfield IL LLC	Illinois limited liability company
89. Agree St Petersburg LLC	Florida limited liability company
90. Agree St. Augustine Shores, LLC	Delaware limited liability company
91. Agree St. Joseph MO, LLC	Missouri limited liability company
92. Agree Statham GA, LLC	Georgia limited liability company
93. Agree Sun Valley NV LLC	Nevada limited liability company
94. Agree Sunnyvale CA, LLC	Delaware limited liability company
95. Agree Terre Haute IN LLC	Delaware limited liability company
96. Agree Topeka KS, LLC	Delaware limited liability company
97. Agree Tri-State Lease, LLC	Delaware limited liability company
98. Agree Upland CA, LLC	Delaware limited liability company
99. Agree Venice, LLC	Florida limited liability company
100. Agree Vero Beach FL, LLC	Delaware limited liability company
101. Agree Whittier CA, LLC	Delaware limited liability company
102. Agree Wichita Falls TX LLC	Texas limited liability company
103. Indianapolis Store No. 16, LLC	Delaware limited liability company
104. Lawrence Store No. 203, LLC	Delaware limited liability company
105. Lunacorp LLC	Delaware limited liability company
106. Mt Pleasant Outlot I, LLC	Michigan limited liability company
107. Mt Pleasant Shopping Center LLC	Michigan limited liability company

SCHEDULE 6.05

MATERIAL INDEBTEDNESS

Mortgages and Notes Payable	Amount Outstanding at March 31, 2016

Revolving Credit Facility		$60,000,000

PNC Secured Term Loan		$25,000,000

Secured by eleven locations:	Walgreens - Atlantic Beach, FL
	Rite Aid - Mt. Pleasant, MI
	PNC - Antioch, IL
	Natural Grocers - Wichita, KS
	CVS - Mansfield, CT
	CVS - Johnstown, OH
	Big O Tires - Chandler, AZ
	Aldi - New Lenox, IL
	Jared - Baton Rouge, LA
	Kohls - Salt Lake City, UT
	Walgreens - St. Augustine Shores, FL

MS CMBS		$23,640,000

Secured by twelve locations:	Advance Auto - Marietta, GA
	Advance Auto - Walker, MI
	ATT - Wilmington, NC
	Chase - Southfield, MI
	Chase - Spring Grove, IL
	Chase - Macomb Township, MI
	CVS - Roseville, CA
	Kohls - Tallahassee, FL
	NTB - Dallas, TX
	NTB - Madison, AL
	Wawa - Baltimore, MD
	Walgreens - Fort Walton Beach, FL

BOA/RJ Secured Term Loan		$20,571,698

Secured by seven locations:	Rite Aid - Roseville, MI
	Rite Aid - Summit Township, MI
	Walgreens - Delta Township, MI
	Walgreens - Grand Rapids, MI
	Walgreens, Qdoba and Spanga’s - Livonia, MI
	Walgreens and Chase Bank - Macomb, MI
	Walgreens - Shelby Township, MI

Nationwide WAG 6		$6,202,425

Secured by six locations:	Walgreens - Rochester, MI
	Walgreens - Ypsilanti, MI
	Walgreens - Petoskey, MI
	Walgreens - Flint, MI
	Walgreens - Flint, MI
	Walgreens - New Baltimore, MI

Nationwide WAG 6		$3,109,049

Secured by one location:	CVS - Leawood, KS

Littleton 24 HR Fitness		$5,409,882

Secured by one location:	24 Hour Fitness - Littleton, CO

Unsecured Term Loan due 2020		$35,000,000

Unsecured Term Loan due 2021		$65,000,000

Senior Notes due 2025		$50,000,000

Senior Notes due 2027		$50,000,000

In addition to the above liabilities, the Company had the following outstanding liabilities as of March 31, 2016:

Dividends and Distributions Payable	$9,812,376

Deferred Revenue	$424,798

Accrued Interest Payable	$1,977,551

Accounts Payable and Accrued Expenses	$6,280,215

Interest Rate Swap	$6,138,222

Deferred Income Taxes	$705,000

Tenant Deposits	$38,608

SCHEDULE 6.06

LITIGATION

None.

SCHEDULE 6.08

EXISTING LIENS

Mortgages and Notes Payable	Amount Outstanding at March 31, 2016

Revolving Credit Facility		$60,000,000

PNC Secured Term Loan	$25,000,000

Secured by eleven locations:	Walgreens - Atlantic Beach, FL
	Rite Aid - Mt. Pleasant, MI
	PNC - Antioch, IL
	Natural Grocers - Wichita, KS
	CVS - Mansfield, CT
	CVS - Johnstown, OH
	Big O Tires - Chandler, AZ
	Aldi - New Lenox, IL
	Jared - Baton Rouge, LA
	Kohls - Salt Lake City, UT
	Walgreens - St. Augustine Shores, FL

MS CMBS		$23,640,000

Secured by twelve locations:	Advance Auto - Marietta, GA
	Advance Auto - Walker, MI
	ATT - Wilmington, NC
	Chase - Southfield, MI
	Chase - Spring Grove, IL
	Chase - Macomb Township, MI
	CVS - Roseville, CA
	Kohls - Tallahassee, FL
	NTB - Dallas, TX
	NTB - Madison, AL
	Wawa - Baltimore, MD
	Walgreens - Fort Walton Beach, FL

BOA/RJ Secured Term Loan		$20,571,698

Secured by seven locations:	Rite Aid - Roseville, MI
	Rite Aid - Summit Township, MI
	Walgreens - Delta Township, MI
	Walgreens - Grand Rapids, MI
	Walgreens, Qdoba and Spanga’s - Livonia, MI
	Walgreens and Chase Bank - Macomb, MI
	Walgreens - Shelby Township, MI

Nationwide WAG 6		$6,202,425

Secured by six locations:	Walgreens - Rochester, MI
	Walgreens - Ypsilanti, MI
	Walgreens - Petoskey, MI
	Walgreens - Flint, MI
	Walgreens - Flint, MI
	Walgreens - New Baltimore, MI

Nationwide WAG 6		$3,109,049

Secured by one location:	CVS - Leawood, KS

Littleton 24 HR Fitness		$5,409,882

Secured by one location:	24 Hour Fitness - Littleton, CO

Unsecured Term Loan due 2020		$35,000,000

Unsecured Term Loan due 2021		$65,000,000

Senior Notes due 2025		$50,000,000

Senior Notes due 2027		$50,000,000

SCHEDULE 6.09

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.13

SUBSIDIARIES; OTHER EQUITY INVESTMENTS; EQUITY INTERESTS

Part (a) Outstanding Equity Interests

Entity Name	Ownership %
Agree Realty Corporation	Public Company
Agree Limited Partnership	98.3% by Agree Realty Corporation 1.7% by Limited Partner, Richard Agree

Entities owned 100% by Agree Limited Partnership:

± - Subsidiary Guarantor

2355 Jackson Avenue, LLC ACCP Maryland, LLC *

Agree – Columbia Crossing Project, LLC *

Agree – Milestone Center Project, LLC *

Agree 103-Middleburg Jacksonville, LLC *

Agree 117 Mission, LLC

± Agree 17-92, LLC

± Agree Alcoa TN LLC

± Agree Allentown PA LLC

±Agree Altoona PA, LLC

± Agree Anderson SC LLC

± Agree Ann Arbor Jackson, LLC

± Agree Ann Arbor State Street, LLC

Agree Antioch, LLC

± Agree Apopka FL, LLC

± Agree Arlington TX LLC

± Agree Atchison, LLC

Agree Atlantic Beach, LLC

±Agree Baton Rouge LA LLC

Agree Beecher LLC

±Agree Belton MO LLC

±Agree Belvidere IL LLC

Agree Berkeley Solano, LLC

± Agree Berwyn IL LLC

Agree Boynton, LLC

± Agree Brenham TX, LLC

± Agree Brighton, LLC

Agree Bristol & Fenton Project, LLC

± Agree Brooklyn OH LLC

± Agree Buffalo Center IA, LLC

Agree Burlington LLC

± Agree Cannon Station LLC (Ft Oglethorpe)

± Agree Cedar Park TX, LLC

± Agree Center Point Birmingham AL LLC

Agree Chandler, LLC

Agree Charlotte County, LLC

± Agree Charlotte Poplar, LLC

± Agree Chicago Kedzie, LLC

± Agree Cochran GA, LLC

± Agree Columbia SC LLC

± Agree Concord, LLC

Agree Construction Management, LLC *

Agree Corunna LLC

Agree Dallas Forest Drive, LLC

± Agree Daniel Morgan Ave Spartanburg LLC

± Agree Davenport IA, LLC

± Agree Des Moines IA, LLC

Agree Development, LLC

Agree East Palatka, LLC

Agree Elkhart, LLC

± Agree Evergreen CO, LLC

± Agree Facility No. 1, LLC

± Agree Forest MS LLC

± Agree Forest VA LLC

± Agree Fort Mill SC, LLC

Agree Fort Walton Beach, LLC

± Agree Fort Worth TX, LLC

± Agree Fuquay Varina LLC

± Agree Grand Chute WI LLC

± Agree Grand Forks LLC

± Agree Harlingen LLC

± Agree Hazard KY, LLC

Agree Holdings I, LLC

± Agree Indianapolis Glendale LLC

± Agree Indianapolis IN II, LLC

Agree Indianapolis, LLC

± Agree Jackson MS, LLC

± Agree Jacksonville NC, LLC

Agree Johnstown, LLC

± Agree Joplin MO LLC

± Agree Junction City KS LLC

± Agree Kirkland WA, LLC

± Agree Lake in the Hills, LLC

± Agree Lake Zurich IL, LLC

Agree Leawood, LLC

± Agree Lebanon VA LLC

± Agree Lejune Springfield IL, LLC

± Agree Ligonier PA LLC

± Agree Littleton CO LLC

± Agree Lowell, LLC

± Agree Lyons GA LLC

Agree M-59 LLC

Agree Madison AL LLC

± Agree Madisonville TX LLC

± Agree Magnolia Knoxville TN LLC

Agree Mall of Louisiana, LLC

± Agree Manchester, LLC

Agree Mansfield, LLC

Agree Marietta, LLC

± Agree Marshall MI Outlot, LLC

± Agree McKinney TX LLC

± Agree Memphis Getwell, LLC

± Agree Minneapolis Clinton Ave, LLC

± Agree Montgomery AL LLC

Agree Montgomeryville PA LLC

± Agree Morrow GA, LLC

± Agree Mt. Dora FL, LLC

Agree New Lenox 2 LLC

Agree New Lenox, LLC

± Agree North Las Vegas, LLC

± Agree Novi MI LLC

± Agree Orange & McCoy, LLC

± Agree Palafox Pensacola FL, LLC

± Agree Pensacola LLC

± Agree Pensacola Nine Mile LLC

± Agree Pinellas Park, LLC

± Agree Plainfield, LLC

± Agree Poinciana LLC

± Agree Port Orange FL, LLC

± Agree Port St. John LLC

± Agree Portland ME, LLC

± Agree Portland OR LLC

± Agree Rancho Cordova I LLC

Agree Rancho Cordova II LLC

± Agree Rapid City SD, LLC

Agree Realty Services, LLC

Agree Realty South-East, LLC *

± Agree Richmond VA LLC

± Agree Rochester NY LLC

Agree Roseville CA, LLC

± Agree Salem OR, LLC

± Agree Sarasota FL, LLC

Agree Shelby, LLC

Agree Silver Springs Shores, LLC

Agree Southfield & Webster, LLC

± Agree Southfield LLC

± Agree Spartanburg SC LLC

Agree Spring Grove, LLC

± Agree Springfield IL LLC

Agree Springfield OH, LLC

± Agree St Petersburg LLC

± Agree St. Augustine Shores, LLC

± Agree St. Joseph MO, LLC

± Agree Statham GA, LLC

± Agree Sun Valley NV LLC

± Agree Sunnyvale CA, LLC

Agree Tallahassee, LLC

± Agree Terre Haute IN LLC

± Agree Topeka KS, LLC

± Agree Tri-State Lease, LLC

± Agree Upland CA, LLC

± Agree Venice, LLC

± Agree Vero Beach FL, LLC

Agree Walker, LLC

Agree Wawa Baltimore, LLC

Agree Wheaton IL, LLC

± Agree Whittier CA, LLC

± Agree Wichita Falls TX LLC

Agree Wichita, LLC

Agree Wilmington, LLC

AMCP Germantown, LLC *

Ann Arbor Store No 1, LLC *

Boynton Beach Store No. 150, LLC

± Indianapolis Store No. 16, LLC

± Lawrence Store No. 203, L.L.C.*

± Lunacorp LLC

± Mt Pleasant Shopping Center LLC

± Mt. Pleasant Outlot I, LLC

Oklahoma City Store No. 151, LLC *

Omaha Store No. 166, LLC *

Phoenix Drive, LLC *

* Denotes Immaterial Subsidiaries

± Denotes Subsidiary Guarantors

Part (b) Additional Direct or Indirect Equity Interests

None

Part (c) Outstanding Equity Interests of Property Owners

100% by Agree Limited Partnership:

Mt Pleasant Shopping Center LLC

Agree Plainfield, LLC

Agree Charlotte County, LLC

Agree Silver Springs Shores, LLC

Agree St. Augustine Shores, LLC

Agree Brighton, LLC

Agree Lowell, LLC

Agree Atlantic Beach, LLC

Agree Ann Arbor Jackson, LLC

Agree Atchison, LLC

Agree Lake in the Hills, LLC

Agree Concord, LLC

Agree Portland OR LLC

Agree Rancho Cordova I LLC

Agree Rancho Cordova II LLC

Agree Southfield LLC

Agree Poinciana LLC

Agree Venice, LLC Agree 17-92, LLC

Agree Pinellas Park, LLC

Agree Cochran GA, LLC

Agree Tri-State Lease, LLC

Agree Fort Mill SC, LLC

Agree Spartanburg SC LLC

Agree Springfield IL LLC

Agree Jacksonville NC, LLC

Agree Morrow GA, LLC

Agree Charlotte Poplar, LLC

Agree East Palatka, LLC

Agree Lyons GA LLC

Agree Fuquay Varina LLC

Agree Minneapolis Clinton Ave, LLC

Agree Lebanon VA LLC

Agree Harlingen LLC

Agree Wichita Falls TX LLC

Agree Pensacola LLC

Agree Pensacola Nine Mile LLC

Agree Statham GA, LLC

Agree North Las Vegas, LLC

Agree St. Joseph MO, LLC

Agree Memphis Getwell, LLC

Agree Chicago Kedzie, LLC

Agree Sun Valley NV LLC

Agree Rapid City SD, LLC

Agree Manchester, LLC

Agree Grand Forks LLC

Agree Madisonville TX LLC

Agree Brooklyn OH LLC

Agree Baton Rouge LA LLC

Agree St Petersburg LLC

Agree Berkeley Solano, LLC

Agree Rochester NY LLC

Agree New Lenox 2 LLC

Agree Allentown PA LLC

Agree Joplin MO LLC

Agree Berwyn IL LLC

Agree Anderson SC LLC

Agree Cannon Station LLC (Ft Oglethorpe)

Agree Forest VA LLC

Agree Indianapolis Glendale LLC

Agree Burlington LLC

Agree McKinney TX LLC

Agree Littleton CO LLC

Agree Ligonier PA LLC

Agree Columbia SC LLC

Agree Richmond VA LLC

Lunacorp LLC

Agree Center Point Birmingham AL LLC

Agree Montgomery AL LLC

Agree Daniel Morgan Ave Spartanburg LLC

Agree Magnolia Knoxville TN LLC

Agree Alcoa TN LLC

Agree Belton MO LLC

Agree Terre Haute IN LLC

Agree Junction City KS LLC

Agree Novi MI LLC

Agree Palafox Pensacola FL, LLC

Agree Arlington TX LLC

Agree Grand Chute WI LLC

Agree Belvidere IL LLC

Agree Lejune Springfield IL, LLC

Agree Fort Worth TX, LLC

Agree Topeka KS, LLC

Agree Brenham TX, LLC

Agree Salem OR, LLC

Agree Davenport IA, LLC

Agree Buffalo Center IA, LLC

Agree Springfield OH, LLC

Agree Altoona PA, LLC

Agree Orange & McCoy, LLC

Agree Hazard KY, LLC

Agree Marshall MI Outlot, LLC

Agree Indianapolis IN II, LLC

Mt. Pleasant Outlot I, LLC

Agree Wheaton IL, LLC

Agree Jackson MS, LLC

Agree Des Moines IA, LLC

Agree Apopka FL, LLC

Agree Cedar Park TX, LLC

Agree Evergreen CO, LLC

Agree Kirkland WA, LLC

Agree Mt. Dora FL, LLC

Agree Port Orange FL, LLC

Agree Sarasota FL, LLC

Agree Sunnyvale CA, LLC

Agree Upland CA, LLC

Agree Vero Beach FL, LLC

Agree Whittier CA, LLC

SCHEDULE 6.17

LOAN PARTIES’ TAXPAYER IDENTIFICATION NUMBERS

Agree Limited Partnership	[**]
Agree Realty Corporation	[**]
Agree 17-92, LLC	[**]
Agree Alcoa TN LLC	[**]
Agree Allentown PA LLC	[**]
Agree Altoona PA, LLC	[**]
Agree Anderson SC LLC	[**]
Agree Ann Arbor Jackson, LLC	[**]
Agree Apopka FL, LLC	[**]
Agree Arlington TX LLC	[**]
Agree Atchison, LLC	[**]
Agree Atlantic Beach, LLC	[**]
Agree Baton Rouge LA LLC	[**]
Agree Belton MO LLC	[**]
Agree Belvidere IL LLC	[**]
Agree Berkeley Solano, LLC	[**]
Agree Berwyn IL LLC	[**]
Agree Brenham TX, LLC	[**]
Agree Brighton, LLC	[**]
Agree Brooklyn OH LLC	[**]
Agree Buffalo Center IA, LLC	[**]
Agree Burlington LLC	[**]
Agree Cannon Station LLC (Ft Oglethorpe)	[**]
Agree Cedar Park TX, LLC	[**]
Agree Center Point Birmingham AL LLC	[**]
Agree Charlotte County, LLC	[**]
Agree Charlotte Poplar, LLC	[**]
Agree Chicago Kedzie, LLC	[**]
Agree Cochran GA, LLC	[**]
Agree Columbia SC LLC	[**]
Agree Concord, LLC	[**]
Agree Daniel Morgan Ave Spartanburg LLC	[**]
Agree Davenport IA, LLC	[**]
Agree Des Moines IA, LLC	[**]
Agree East Palatka, LLC	[**]
Agree Evergreen CO, LLC	[**]
Agree Facility No. 1, LLC	[**]
Agree Forest VA LLC	[**]
Agree Fort Mill SC, LLC	[**]
Agree Fort Worth TX, LLC	[**]
Agree Fuquay Varina LLC	[**]
Agree Grand Chute WI LLC	[**]
Agree Grand Forks LLC	[**]
Agree Harlingen LLC	[**]
Agree Hazard KY, LLC	[**]
Agree Indianapolis Glendale LLC	[**]

Agree Indianapolis IN II, LLC	[**]
Agree Jackson MS, LLC	[**]
Agree Jacksonville NC, LLC	[**]
Agree Joplin MO LLC	[**]
Agree Junction City KS LLC	[**]
Agree Kirkland WA, LLC	[**]
Agree Lake in the Hills, LLC	[**]
Agree Lake Zurich IL, LLC	[**]
Agree Lebanon VA LLC	[**]
Agree Lejune Springfield IL, LLC	[**]
Agree Ligonier PA LLC	[**]
Agree Lowell, LLC	[**]
Agree Lyons GA LLC	[**]
Agree Madisonville TX LLC	[**]
Agree Magnolia Knoxville TN LLC	[**]
Agree Manchester, LLC	[**]
Agree Marshall MI Outlot, LLC	[**]
Agree McKinney TX LLC	[**]
Agree Memphis Getwell, LLC	[**]
Agree Minneapolis Clinton Ave, LLC	[**]
Agree Montgomery AL LLC	[**]
Agree Morrow GA, LLC	[**]
Agree Mt. Dora FL, LLC	[**]
Agree New Lenox 2 LLC	[**]
Agree North Las Vegas, LLC	[**]
Agree Novi MI LLC	[**]
Agree Orange & McCoy, LLC	[**]
Agree Palafox Pensacola FL, LLC	[**]
Agree Pensacola LLC	[**]
Agree Pensacola Nine Mile LLC	[**]
Agree Pinellas Park, LLC	[**]
Agree Plainfield, LLC	[**]
Agree Poinciana LLC	[**]
Agree Port Orange FL, LLC	[**]
Agree Portland OR LLC	[**]
Agree Rancho Cordova I LLC	[**]
Agree Rancho Cordova II LLC	[**]
Agree Rapid City SD, LLC	[**]
Agree Realty Corporation	[**]
Agree Richmond VA LLC	[**]
Agree Rochester NY LLC	[**]
Agree Salem OR, LLC	[**]
Agree Sarasota FL, LLC	[**]
Agree Silver Springs Shores, LLC	[**]
Agree Southfield LLC	[**]
Agree Spartanburg SC LLC	[**]
Agree Springfield IL LLC	[**]
Agree Springfield OH, LLC	[**]
Agree St Petersburg LLC	[**]
Agree St. Augustine Shores, LLC	[**]
Agree St. Joseph MO, LLC	[**]
Agree Statham GA, LLC	[**]

Agree Sun Valley NV LLC	[**]
Agree Sunnyvale CA, LLC	[**]
Agree Terre Haute IN LLC	[**]
Agree Topeka KS, LLC	[**]
Agree Tri-State Lease, LLC	[**]
Agree Upland CA, LLC	[**]
Agree Venice, LLC	[**]
Agree Vero Beach FL, LLC	[**]
Agree Wheaton IL, LLC	[**]
Agree Whittier CA, LLC	[**]
Agree Wichita Falls TX LLC	[**]
Indianapolis Store No. 16, LLC	[**]
Lunacorp LLC	[**]
Mt Pleasant Shopping Center LLC	[**]
Mt. Pleasant Outlot I, LLC	[**]

[Agree Littleton CO, LLC removed]

SCHEDULE 6.19

INITIAL UNENCUMBERED POOL PROPERTIES

1	24 Hour Fitness	Fort Worth	TX
2	Aaron's Rents	Elk City	OK
3	Aaron's Rents	St. George	UT
4	Aaron's Rents	Bullhead City	AZ
5	Aaron's Rents	Page	AZ
6	Academy Sports	McKinney	TX
7	Academy Sports	Belton	MO
8	Academy Sports/Jo Ann Fabrics/Orscheln Farm & Home	Topeka	KS
9	Advance Auto Parts	Lebanon	VA
10	Advance Auto Parts	Freeport	FL
11	Advance Auto Parts	Lorain	OH
12	Advance Auto Parts	Tallassee	AL
13	Advance Auto Parts	Grindstone	PA
14	Advance Auto Parts	Jackson	TN
15	Advance Auto Parts	Lima	OH
16	Advance Auto Parts	Martinsburg	WV
17	American Mattress	Wheaton	IL
18	Applebee's	Pensacola	FL
19	Applebee's	Pensacola	FL
20	Applebee's	Harlingen	TX
21	Applebee's	Wichita Falls	TX
22	Aspen Dental	Branson	MO
23	AT&T / Mattress Firm	Peru	IL
24	AutoZone	Chicago	IL
25	AutoZone	Springfield	IL
26	AutoZone	Minneapolis	MN
27	AutoZone	N. Las Vegas	NV
28	AutoZone	Sun Valley	NV
29	AutoZone	Montgomery	AL
30	AutoZone	Birmingham (32nd Ave)	AL
31	AutoZone	Birmingham (Huffman)	AL
32	AutoZone	Birmingham (Center Point Pkwy)	AL
33	AutoZone	Birmingham (3rd Ave)	AL
34	AutoZone	Spartanburg (Daniel Morgan)	SC
35	AutoZone	Spartanburg (Asheville)	SC
36	AutoZone	Easley	SC
37	AutoZone	Baton Rouge	LA
38	AutoZone	Red Bank	TN
39	AutoZone	Alcoa	TN
40	AutoZone	Knoxville	TN
41	AutoZone	Jackson	MS
42	AutoZone	Pensacola	FL
42	Barnes & Noble/Bed Bath & Beyond/Dress Barn/Old Navy	Grand Chute	WI
44	Big Lots	Fuquay-Varina	NC
45	Big Lots	Lorain	OH
46	Big Lots / Office Depot	Cedar Park	TX
47	Big R	Evergreen	CO
48	BJ's Wholesale	Allentown	PA
49	Buffalo Wild Wings	St. Augustine	FL
50	Buffalo Wild Wings	Indianapolis	IN

51	Burger King	Fargo	ND
52	Burger King	Jamestown	ND
53	Burger King	Moorehead	MN
54	Burger King	Grand Forks	ND
55	Burger King	Fargo	ND
56	Burger King	East Grand Forks	MN
57	Burger King	Grand Forks	ND
58	Burger King	Fergus Falls	MN
59	Burger King	Grand Forks	ND
60	Burger King	Fergus Falls	MN
61	Burger King	Park Rapids	MN
62	Burlington Coat Factory	Tuscon	AZ
63	Capital Plaza	Frankfort	KY
64	Carmike	Altoona	PA
65	Cash & Carry - Salem	Burlington	WA
66	Central Michigan Commons	Mt. Pleasant	MI
67	Chase Bank	Venice	FL
68	Christian Brothers Automotive	Bentonville	AR
69	CVS	Lake in the Hills	IL
70	CVS	Atchison	KS
71	Dave & Busters	Austin	TX
72	David's Bridal	Toledo	OH
73	DaVita	New Tazewell	TN
74	DaVita	Morristown	TN
75	DaVita	Maryville	TN
76	DaVita	Knoxville	TN
77	DaVita	Clinton	TN
78	DaVita	Sweetwater	TN
79	Dick's Sporting Goods	St. Joseph	MO
80	Dick's Sporting Goods/Off Broadway Shoes	Boynton Beach	FL
81	Dollar General	Cochran	GA
82	Dollar General	Lyons	GA
83	Dollar General	Statham	GA
84	Dollar General	Irvington	NJ
85	Dollar General	Red Bay	AL
86	Dollar General	Liberty	SC
87	Dollar General	Franklin	OH
88	Dollar General	Blacksburg	SC
89	Dollar General	Easley	SC
90	Dollar General	Fountain Inn	SC
91	Dollar General	Walterboro	SC
92	Dollar General	Buffalo Center	IA
93	Dollar General	Sheffield	IA
94	Dollar General	Lowry City	MO
95	Dollar Tree	Spartanburg	SC
96	Dollar Tree	Memphis	TN
97	Dollar Tree	Columbia	SC
98	Dollar Tree	Harrisburg	PA
99	Dollar Tree	Enfield	NH
100	Dollar Tree	Westfield	PA
101	DSW	Flint	MI
102	Fajita Factory	Lansing	MI
103	Family Dollar	Bedford Heights	OH
104	Family Dollar	Newburgh Heights	OH
105	Family Dollar	Warrenville Heights	OH

106	Family Dollar	Harlingen	TX
107	Family Fare Quick Stop	Marshall	MI
108	Famous Dave's	Omaha	NE
109	Fidelity Investments	Novi	MI
110	Floor & Décor	Sarasota	FL
111	Fred's, Inc.	DeQunicy	LA
112	Fred's, Inc.	Eutaw	AL
113	Fred's, Inc.	Glenwood	GA
114	Fred's, Inc.	Sulligent	AL
115	Fred's, Inc.	Tompkinsville	KY
116	Fresenius Medical Care	Junction City	KS
117	Fresenius Medical Care	Terre Haute	IN
118	Giant Eagle	Ligonier	PA
119	Giant Gas	Limerick	PA
120	Golden Corral	Rockford	IL
121	Golden Corral	Springfield	IL
122	Goodwill	Morris	IL
123	Goodwill	Ardmore	OK
124	Goodyear Tire & Rubber Co	Berwyn	IL
125	Goodyear Tire & Rubber Co	Fort Mill	SC
126	Goodyear Tire & Rubber Co	Forest	VA
127	Harbor Freight	Dillion	SC
128	Harris Teeter	Charlotte	NC
129	H-E-B Grocery	Brenham	TX
130	Hobby Lobby	Grand Forks	ND
131	Hobby Lobby	Springfield	OH
132	Hobby Lobby	Apopka	FL
133	Hobby Lobby	Mt. Dora	FL
134	HomeGoods	Monroeville	PA
135	IHOP	Elyria	OH
136	Jiffy Lube	Jacksonville	FL
137	Jiffy Lube	Jacksonville	FL
138	Jiffy Lube	Jacksonville Beach	FL
139	Jiffy Lube	Orange Park	FL
140	KeyBank	Elyria	OH
141	KFC / Long John Silvers	Belvidere	IL
142	Kmart	Grayling	MI
143	Kmart	Oscoda	MI
144	LA Fitness	Lake Zurich	IL
145	LA Fitness	Rochester	NY
146	Lowe's	Concord	NC
147	Lowe's	Portland	OR
148	Lowe's	Sunnyvale	CA
149	Mattress Firm	Morrow	GA
150	Mattress Firm	Baton Rouge	LA
151	Mattress Firm	Joplin	MO
152	Mattress Firm	Branson	MO
153	Mattress Firm / Aspen Dental	Cambridge	MN
154	Mattress Firm / ULTA	Columbus	OH
155	Maurices	New Richmond	WI
156	Maurices	Le Mars	IA
157	Maurice's	Hutchinson	MN
158	Maurice's	Ashland	WI
159	Maurice's	Baraboo	WI
160	McDonalds	East Palatka	FL

161	McDonalds	Southfield	MI
162	Meijer	Plainfield	IN
163	Michaels	Wausau	WI
164	Michael's / Bed Bath & Beyond	Midland	TX
165	Michaels/Dollar Tree/Ald /Petsense	Fort Oglethorpe	GA
166	Michaels/PetSmart	Anderson	SC
167	Mister Car Wash	Aurora	CO
168	Mister Car Wash	Brandon	MS
169	Mister Car Wash	Clinton	MS
170	Mister Car Wash	Jackson	MS
171	Mister Car Wash	Flowood	MS
172	Mister Car Wash	Merdian	MS
173	Mister Car Wash	Ridgeland	MS
174	Mister Car Wash	Des Moines	IA
175	NTB	Reynoldsburg	OH
176	NTB	Columbus	OH
177	O'Reilly/Dollar Tree	Lincoln Park	MI
178	Petco/TJX/Ross Dress for Less	New Lenox	IL
179	PetSmart	St. Joseph	MO
180	PetSmart	Rapid City	SD
181	Pier 1	Fort Wayne	IN
182	Porter Paints	Dalton	GA
183	ProBuild	Tappahannock	VA
184	Rite Aid	Canton Twp	MI
185	Rite Aid	N Cape May	NJ
186	Rite Aid	Albion	NY
187	Rite Aid	Webster	NY
188	Ross / Walgreens	Port Orange	FL
189	Sam's Club	Roseville	MI
190	Sherwin Williams	Tulsa	OK
191	Sherwin Williams	Foley	AL
192	Sherwin Williams	Pace	FL
193	Sherwin Williams	Pensacola	FL
194	Sherwin Williams / Office Max	Oak Creek	WI
195	Shopko	Mauston	WI
196	Shopko	Stanley	SD
197	Simply Amish	Indianapolis	IN
198	Sleepy's	Bloomsburg	PA
199	Smart & Final	Salem	OR
200	Smart & Final	Whittier	CA
201	Smart & Final	Upland	CA
202	Sonic	Colonial Heights	VA
203	Sonic	Chester	VA
204	Sonic	Midlothian	VA
205	Sonic	Ashland	VA
206	Sonic	Mechanicsville	VA
207	Sonic	Glen Allen	VA
208	Sonic	Great Falls	MT
209	Staples / PetSmart / Party City	Davenport	IA
210	Starbucks	Manchester	CT
211	Starbucks	Grove City	OH
212	Starbucks / Old National Bank	Indianapolis	IN
213	Sunbelt	Lenexa	KS
214	Sunbelt	Rockwall	TX
215	Sunbelt Rentals	Cambridge	OH

216	Taco Bell	Toledo	OH
217	Taco Bell	Toledo	OH
218	Taco Bell	Toledo	OH
219	Taco Bell	Port Clinton	OH
220	Taco Bell	Mansfield	OH
221	Taco Bell	Orrville	OH
222	Taco Bell	Akron	OH
223	Taco Bell	Akron	OH
224	Taco Bell	Hubbard	OH
225	Taco Bell	Youngstown	OH
226	Taco Bell	Calcutta	OH
227	Taco Bell	Clarion	PA
228	Taco Bell	Mercer	PA
229	Taco Bell	Princeton	WV
230	Taco Bell	Beckley	WV
231	Taco Bell	Marietta	OH
232	Taco Bell	Bluefield	VA
233	TGI Fridays	Monroeville	PA
234	Tractor Supply	Madisonville	TX
235	Tractor Supply	Carthage	TX
236	Tractor Supply	DeRidder	LA
237	Tractor Supply	Granbury	TX
238	Tractor Supply	Lubbock	TX
239	Tractor Supply	Odessa	TX
240	Tractor Supply	Shreveport	LA
241	U.S. Bank	Kirkland	WA
242	USAA/US Cellular	Jacksonville	NC
243	Verizon	Heath	OH
244	Walgreens	Rancho Cordova	CA
245	Walgreens	St. Augustine Shores	FL
246	Walgreens	Barnesville	GA
247	Walgreens	Ann Arbor	MI
248	Walgreens	Big Rapids	MI
249	Walgreens	Brighton	MI
250	Walgreens	Lowell	MI
251	Walgreens	Midland	MI
252	Walgreens	Chesterfield	MI
253	Walgreens	Grand Blanc	MI
254	Walgreens	Pontiac	MI
255	Walgreens	Waterford	MI
256	Walgreens	Silver Spring Shores	FL
257	Walgreens	Atlantic Beach	FL
258	Walmart	Brooklyn	OH
259	Walmart	Hazard	KY
260	Walmart	Vero Beach	FL
261	Wawa	Kissimmee	FL
262	Wawa	Pinellas	FL
263	Wawa	Casselberry	FL
264	Wawa	St. Petersburg	FL
265	Wawa	Newark	DE
266	Wawa	Vineland	NJ
267	Wawa	Clifton Heights	PA
268	Wendy's	Albany	GA
269	Wendy's	Blythewood	SC
270	Wendy's	Columbia	SC

271	Wendy's	Arlington	TX
272	Wendy's	Sweetwater	TX
273	West Frankfort Plaza	West Frankfort	IL
274	West Marine	Orange Beach	AL
275	West Marine	Corpus Christi	TX

EXHIBIT A

FORM OF TERM LOAN NOTICE

[DATE]

To:

Capital One, National Association

1680 Capital One Drive, 10th Floor

McLean, Virginia 22102

Attention: Jessica Schneickert
Telephone: 703-720-6526

Telecopier: 703-730-2032
E-mail: Jessica.Schnickert@capitalone.com

Capital One, National Association

299 Park Ave., 31st Floor

New York, New York 10170

Attention: Thomas Kornobis, Commercial Loan Operations
Telephone: 646-836-5268

Telecopier: 888-246-3710
E-mail: Thomas.Kornobis@capitalone.com

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of July 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Agreement), among Agree Limited Partnership, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Capital One, National Association, as Administrative Agent.

Pursuant to Section 2.02 of the Agreement, the undersigned hereby requests:

1.	[Select One]
☐	Term Loan Borrowing.
☐	A conversion of Term Loans from __________ Rate Loans to _________ Rate Loans.
☐	A continuation of Eurodollar Rate Loans.
2.	On ______________. (a Business Day)
3.	In the principal amount of $ _____________________.
4.	Comprised of [Base Rate Loans][Eurodollar Rate Loans].
5.	With an Interest Period of ___ months [For Eurodollar Rate Loans only].

[remainder of page intentionally left blank]

AGREE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Agree Realty Corporation, a Maryland corporation, its general partner

By:
Name:
Title:

[Signature Page to Term Loan Notice]

EXHIBIT B

FORM OF TERM NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to ______________________ or registered assigns (the “Lender”) in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan made by the Lender to the Borrower under that certain Term Loan Agreement dated as of July 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Agreement), among the Borrower, the Lenders from time to time party thereto and Capital One, National Association, as Administrative Agent (the “Administrative Agent”).

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note (this “Note”) is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK OTHER THAN THE CHOICE OF LAWS PROVISIONS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW).

[Signature Page Follows]

AGREE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Agree Realty Corporation, a Maryland corporation, its general partner

By:
Name:
Title:

[Signature Page to Term Note]

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ____________

To:	Capital One, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of July 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Agreement), among Agree Limited Partnership, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Capital One, National Association, as Administrative Agent (the “Administrative Agent”).

The undersigned [chief executive officer][chief financial officer][treasurer][controller] of the Parent hereby certifies as of the date hereof that he/she is the [chief executive officer][chief financial officer][treasurer][controller] of the Parent, and that, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Parent. In such capacity, and not individually, the undersigned further certifies that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.          The Parent has delivered the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.          The Parent has delivered the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.          The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by such financial statements.

3.          A review of the activities of the Parent and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each Loan Party performed and observed all its Obligations under the Loan Documents, and

[Select One]

[to the best of the undersigned’s knowledge, in such capacity as [chief executive officer][chief financial officer][treasurer][controller] of the Parent, and not individually, that during such fiscal period, each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the best of the undersigned’s knowledge, in such capacity as [chief executive officer][chief financial officer][treasurer][controller] of the Parent, and not individually, that during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.          The representations and warranties of the Borrower contained in Article VI of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.          The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ______________________.

By: _____________________________
Name: __________________________
Title: [chief executive officer][chief financial officer][treasurer][controller] of Agree Realty Corporation

SCHEDULE 1

to the Compliance Certificate

For the fiscal [quarter][year] ended _______________________

Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. Attached hereto as Exhibit A are detailed calculations with respect to the below covenant compliance representations.

Covenant	Requirement	Actual
Maximum Leverage Ratio	Not to exceed 60% of Total Asset Value
Maximum Secured Leverage Ratio	Not to exceed 40% of Total Asset Value
Minimum Tangible Net Worth	Not to be less than the sum of (i) $240,998,541 plus (ii) an amount equal to 75% of net equity proceeds received by the Parent after March 31, 2014 (other than proceeds received in connection with any dividend reinvestment program)
Minimum Fixed Charge Coverage Ratio	The ratio of Adjusted EBITDA to Fixed Charges at the end of any quarter not to be less than 1.50 to 1.0
Maximum Secured Recourse Indebtedness	Not to exceed 15% of Total Asset Value
Maximum Unencumbered Leverage Ratio	Not to exceed 60% of Unencumbered Asset Value
Minimum Unsecured Interest Expense Ratio	The ratio of Unencumbered Pool NOI to Unsecured Interest Expense not to be less than 2.0 to 1.0
Industry Concentration	Not more than 20% (or 40% in the case of retail drug stores and pharmacies) of annualized base rents of the Loan Parties and their Subsidiaries for any 12 month period may be attributable to any one industry type
Minimum Number of Unencumbered Pool Properties	Not less than 20 Unencumbered Pool Properties

Covenant	Requirement	Actual
Permitted Investments	(f) Investments in unimproved land holdings not to at any time exceed 5% of Total Asset Value
(g) Investments in mortgages, mezzanine loans and notes receivable not to at any time exceed 10% of Total Asset Value
(h) Investments in Construction in Progress not to at any time exceed 15% of Total Asset Value
(i) Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates not to at any time exceed 10% of Total Asset Value
(j) Investments in Real Property assets that are not retail Properties not to at any time exceed 10% of Total Asset Value
Investments pursuant to clauses (f) through (j) above in the aggregate will not exceed 25% of Total Asset Value
Permitted Distributions of Parent for any fiscal year	Restricted Payments in an amount not to exceed in the aggregate the greater of (i) 95% of Funds From Operations, calculated on a trailing twelve month basis, and (ii) the amount of Restricted Payments required to be paid by the Parent in order for it to (x) maintain its REIT status for federal or state income tax purposes and (y) avoid the payment of federal or state income or excise tax

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the term loan facility identified below (including without limitation any guarantees included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]: ________________________________

______________________________

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________

______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s): Agree Limited Partnership, a Delaware limited partnership

4.	Administrative Agent: Capital One, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Term Loan Agreement dated as of July 1, 2016 by and among the Borrower, the Lenders from time to time party thereto and Capital One, National Association, as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of the Term Loan Commitment/ Term Loans Assigned for all Lenders[7]	Amount of the Term Loan Commitment/ Term Loans Assigned	Percentage Assigned of the Term Loan Commitment/ Term Loans[8]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.	Trade Date: ______________][9]

[Page break]

5 List each Assignor, as appropriate.

6 List each Assignee, as appropriate.

7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8 Set forth, to at least 9 decimals, as a percentage of the Term Loan Commitment/Term Loans of all Lenders thereunder.

9 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]
[NAME OF ASSIGNOR]

By:______________________________
Name: _________________________
Title: __________________________

[NAME OF ASSIGNOR]

By:______________________________
Name: _________________________
Title: __________________________

ASSIGNEE[S][11]
[NAME OF ASSIGNEE]

By:______________________________
Name: _________________________
Title: __________________________

[NAME OF ASSIGNEE]

By:______________________________
Name: _________________________
Title: __________________________

10 Add additional signature blocks as needed. Include both Approved Fund and manager making the trade (if applicable).

11 Add additional signature blocks as needed. Include both Approved Fund and manager making the trade (if applicable).

[Consented to and][12] Accepted:

CAPITAL ONE, NATIONAL ASSOCIATION, as
Administrative Agent

By: _________________________________
Name: _____________________________
Title: ______________________________

[Consented to:][13]

AGREE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Agree Realty Corporation,
a Maryland corporation, its general partner

By: _____________________________
Name: __________________________
Title: ___________________________

12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

13 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1           Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee as defined in the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referenced in Section 6.05 thereof or of the most recent financial statements delivered pursuant to Section 7.01(a) or Section 7.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF UNENCUMBERED POOL REPORT

To:	Capital One, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of July 1, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Agreement), among Agree Limited Partnership, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Capital One, National Association, as Administrative Agent (the “Administrative Agent”). This Unencumbered Pool Report, together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Agreement.

The Borrower hereby certifies and warrants to the Administrative Agent and the Lenders that at the close of business on __________________ (the “Calculation Date”), the Unencumbered Pool Amount was $_______________ computed as set forth on Schedule I attached hereto.

The Borrower has caused this Unencumbered Pool Report to be executed and delivered by its duly authorized officer on _______________________.

By: _____________________________
Name: __________________________
Title: [chief executive officer][chief financial officer][treasurer][controller] of Agree Limited Partnership

SCHEDULE I

to the Unencumbered Pool Report

For the fiscal [quarter][year] ended _______________________

Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. Attached hereto as Exhibit A are detailed calculations with respect to the below elements of Unencumbered Pool NOI.

Covenant	Requirement	Actual
Unencumbered Pool NOI	No single Property may account for greater than 15% of the aggregate Unencumbered Pool NOI
No more than 25% of the aggregate Unencumbered Pool NOI may be in respect of Unencumbered Pool Properties that are located in any one Metropolitan Statistical Area
No more than 75% of the aggregate Unencumbered Pool NOI may be in respect of single tenant facilities that have a tenant without an Investment Grade Rating
No more than (i) 10% of the aggregate Unencumbered Pool NOI may be from a single tenant without an Investment Grade Rating and (ii) 25% of the aggregate Unencumbered Pool NOI may be from a single tenant with an Investment Grade Rating
No more than 10% of the aggregate Unencumbered Pool NOI may be attributable to any rental or other income received from tenants in any proceedings under any Debtor Relief Laws
Aggregate occupancy rate of all Properties included as Unencumbered Pool Properties may not to be less than 85%
No more than 15% of the aggregate Unencumbered Pool NOI may be attributable to Properties leased under Eligible Ground Leases